As filed with the Securities and Exchange Commission July 21, 2010

Registration No. 333-167147

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GreenCell, Incorporated

Florida	369710	27-1439209

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

GreenCell, Incorporated

1 Keuka Business Park

Penn Yan, New York 14527

(315) 694-7134

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dan Valladao

5422 Carrier Drive, Suite 309

Orlando, Florida 32819

(407) 363-5633

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Frederick M. Lehrer, Esq.

Law Office of Frederick M. Lehrer P A

1200 North Federal Highway, Suite 200

Boca Raton, Florida 33432

(561) 210-8599 (telephone number)

(561) 210-8301 (facsimile)

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(3)	Proposed Maximum Offering Price per share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(4)
Common Stock, par value $.01 per share	2,809,000	$0.25	$702,250	$50.07

(1) There is no market for our common stock. Estimated in accordance with Rule 457 of the Securities Act of 1933 solely to compute the registration fee amount based on recent prices of private transactions. We have arbitrarily determined the offering price.

(2) Calculated under Section 6(b) of the Securities Act of 1933 as .0000713 of the maximum aggregate offering price.

(3) Represents shares of our common stock being registered for resale that have been issued to the selling shareholders named in this registration statement.

(4) Registration fee of $70.50 previously paid based on 3,955,000 shares to be registered, which shares have been reduced herein to 2,809,000.

We hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

The information in this Prospectus is not complete and may be changed. Our selling shareholders may not sell these securities until the registration statement that includes this Prospectus is declared effective by the Securities and Exchange Commission. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall the selling shareholders sell any of these securities in any state where such an offer or solicitation would be unlawful before registration or qualification under such state’s securities laws.

SUBJECT TO COMPLETION, DATED JULY 21, 2010

PROSPECTUS

GREENCELL, INCORPORATED

2,809,000 Shares of Common Stock

Our selling shareholders are offering up to 2,809,000 shares of common stock. The selling shareholders will offer their shares at $0.25 per share until our shares are quoted on the Over the Counter Bulletin Board (“OTC Bulletin Board”), if ever, and thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.

Prior to this offering, there has been no market for our securities. Our common stock is not listed on any national securities exchange or the NASDAQ stock market, nor is it quoted on OTC Bulletin Board or any other quotation medium. After the registration statement filed with the Commission is declared effective, we intend to have a registered broker-dealer submit an application for a quotation of our common stock on the OTC Bulletin Board; however, there is no assurance that our securities will ever become qualified for quotation on the OTC Bulletin Board. There is no assurance that the selling shareholders will sell their shares or that a market for our shares will ever develop, even if our shares are quoted on the OTC Bulletin Board.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is July     , 2010.

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

Information contained on our website at www.greencellinc.com does not constitute part of this Prospectus.

PROSPECTUS SUMMARY

This summary only highlights selected information contained in greater detail elsewhere in this Prospectus. This summary may not contain all the information that you should consider before investing in our common stock. You should read the entire Prospectus, including “Risk Factors” beginning on page 6, and the financial information beginning on page F-1, before making an investment decision.

GreenCell, Incorporated is referred to herein as “we”, “us” or “our”.

Corporate Information

We were incorporated in Florida on December 7, 2009, at which time we commenced operations. Our address is 1 Keuka Business Park, Penn Yan, New York and our telephone number is (315) 694-7134

Our Business

We are in the business of developing gas appliance igniters, oxygen sensors, fuel cells and brake pads using SenCer Inc.’s (hereafter referred to as “SenCer”) proprietary technologies for the automotive, home appliance and cooling industries. We are currently developing our UltraTemp Ceramic igniter, which is designed to create a strong and durable bond between any ceramic or metal conductor to our proprietary fiber matrix composite designated as UltraTemp-C for use as a gas systems igniter in gas appliances, gas heating systems, outdoor appliances, water heaters, and fuel cells.

We are an early stage development business with no revenue generating operations and do not expect to generate revenues, if ever, until the fourth quarter of 2011. In order to commence revenue generating operations, we need to complete development and begin marketing and selling our future first-generation igniter product.

There is currently no market for our common stock.

We were founded by the following companies upon whose advice, technology and services our business relies on:

•

General Automotive Company (hereafter referred to as “General Automotive”) – A Securities and Exchange Commission (“SEC”) reporting company incorporated in Nevada and located in Orlando, Florida, which is a domestic and international distributor of original equipment aftermarket automotive parts and related automotive products at multiple distribution levels. General Automotive has agreed to provide us with its marketing expertise and services; and

•

SenCer – A privately held technology firm incorporated in New York and located in Penn Yan, New York that has developed its own UltraTemp technology and its UltraTemp-C technology developed specifically for us, used to develop a new composite material for various product development applications. SenCer has agreed to provide us with the technological assistance to develop all of our future automotive related products employing the UltraTemp-C technology and to develop specified devices and components for use in the igniter, oxygen sensor, and fuel cell and brake pad product areas.

Our co-founders each own 10,750,000 shares of our common stock. Our founders are under no obligation to invest in, lend to, or support our operations from a financial perspective or guarantee our debt.

The Offering

Selling shareholders are offering up to 2,809,000 shares of our common stock. The selling shareholders will offer their shares at $0.25 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

There is no assurance that:

•	our securities will ever become qualified for quotation on the OTC Bulletin Board; or

•	that the selling shareholders will sell their shares; or

•	that a market for our shares will develop even if our shares are quoted on the OTC Bulletin Board.

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf to make a market for our common stock. The absence of a public market for our common stock may make it difficult for you to sell your shares of our common stock.

Our shares will be “penny stocks” as that term is generally defined in the Securities Exchange Act of 1934 and will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock. Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may negatively affect the ability of selling shareholders or other holders to sell their shares in the secondary market and/or reduce the trading activity level of our shares in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities with a corresponding decrease in our securities price, if our securities become quoted on the OTC Bulletin Board. Therefore, our shareholders will, in all likelihood, find it difficult to sell their securities.

Financial Summary

Because this is only a financial summary, it does not contain all the financial information that may be important to you. Therefore, you should carefully read all the information in this Prospectus, including the financial statements and their explanatory notes beginning on page F-1 before making an investment decision.

Statement of Operations Data

	For the Four Months Ended March 31, 2010	For the Period December 7, 2009 (Inception) to March 31, 2010
Revenue from operations	$—	$—

Total costs and expenses	414,921	414,921

Net loss for the period	$(414,921)	$(414,921)

Net loss per weighted share, basic and fully diluted	$(0.02)	$(0.02)

Weighted average shares outstanding	24,772,851	24,772,851

Balance Sheet Data

As of March 31, 2010
Current assets	$81,574
Working capital	$55,580
Total assets	$322,074
Total liabilities	$25,994
Total stockholders’ equity	$296,079

Use of Proceeds

We will incur all costs associated with this registration and Prospectus. We will not receive any of the proceeds from the sale of the shares of our common stock being offered by the Selling shareholders.

Description of our Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, each with a par value of $0.01. We have no preferred shares authorized or issued. As of the date of this Prospectus, there are 29,710,000 shares of our common stock issued and outstanding. For further information regarding our common stock, please refer to “Description of Securities” beginning on page 20.

RISK FACTORS

You should carefully consider the risks described below as well as other information provided to you in this document, including information in the section of this document entitled “Note Regarding Forward Looking Statements” at page 14 of the Prospectus. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected and the value of our common stock, if quoted, could decline, or you may lose all or part of your investment.

Risks Related to Our Financial Condition and Business Model

Our independent auditors have expressed doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing and negatively impact the value of your investment in our Shares.

Our independent auditors have stated that our financial statements have been prepared assuming that we will continue as a going concern. We have sustained operating losses since our inception and our cash needs extend well beyond our current resources. Since our inception to March 31, 2010, we had accumulated losses of $414,921. We do not have a reliable source of future funding and we currently have no revenue sources; our continued existence is dependent upon our obtaining necessary funds or generating a sufficient revenue source. As a result of this going concern qualification, we may encounter difficulties in obtaining debt or equity financing or in obtaining financing on favorable terms. These and other factors create an uncertainty about our ability to continue as a going concern, which may cause you to lose your entire investment in our common stock shares.

We are an early stage technology company with little historical performance upon which to base an investment decision, and we may never become profitable.

We were recently formed on December 7, 2009 and you have little historical performance upon which to valuate our prospects for achieving our business objectives in light of the risks, difficulties and uncertainties frequently encountered by development stage companies such as us, including our ability to:

•	ensure that SenCer completes the development of its technologies and our future products;

•	establish and efficiently manage our marketing program and develop brand name recognition;

•	implement and/or adapt our business model and strategies to ongoing developments in the various competitive markets in which we operate;

•	develop co-partnerships with our competitors; and

•	file patents to protect our intellectual property.

Accordingly, before investing in our common stock, you should consider the challenges, expenses and difficulties that we will face as an early stage technology company, and whether we will ever become profitable.

We will need significant additional capital, which we may be unable to obtain; should we fail to obtain sufficient financing, our product development and potential revenues will be negatively impacted.

We have significant capital requirements of approximately $1,300,000 plus other cost over the next 24 months to complete development of our first future products and transition from development to commercial sales, primarily to Original Equipment Manufacturers (“OEMs”). We will require additional funds to enable us to conduct research and development activities, develop our future products, test our prototypes both internally and on-site at an OEM location, file for patent protection and market our products; however, we may be unable to obtain financing in the amounts needed or on terms acceptable to us, if at all, which will negatively affect our ability to complete development of our future products, establish a marketing platform and revenue generating operations.

You should consider the risks that we will be unable to obtain adequate capital financing, which will delay our operations, lead to accumulated losses, and negatively affect our ability to complete development of our future products and to generate revenues.

Because we have not filed for patent protection of our technologies, we face the risk of our technologies not being adequately protected.

We have not applied for patent protection of our licensed technologies or processes with the US Patent and Trademark Office; if we fail to do so, we may be unable to adequately protect our intellectual property, especially if the designs and materials used in our products are replicated by our competitors. Further, even if we file for patent protection, there is no assurance that it will be approved by the US Patent and Trademark Office.

Our shareholders will have limited or no input on any management decisions.

Our co-founders, which are controlled by our Chief Executive Officer and Chief Technology Officer, together control 72.36% of our voting stock. Further, our officers and directors, who are also officers and directors or our founders, will manage our operations. Even if matters are submitted to a shareholder vote, our officers will be able to control the outcome of that vote. Therefore, as a minority shareholder, you will have no or limited say in our management. Unless you are willing to entrust all aspects of our business and operations to our officers, you should not invest in our shares of common stock.

We have a long sales cycle which will lead to fluctuating revenue cycles and uncertain sales.

Our primary target selling groups, OEMs, customarily have slow decision making purchase processes. Delays in our sales may lead to fluctuating revenues, which may adversely affect our financial condition.

Our transition from developmental to commercial activities will be slow.

We will not expect to complete development of our initial igniter product until approximately July 2010; thereafter, it will not be ready for market sales until approximately the fourth quarter of 2011. We do not expect to complete development of our hydrogen fuel cell and oxygen sensors until approximately mid-2011; thereafter, we do not expect that our hydrogen fuel cell and oxygen sensor products will be ready for market sales until approximately the second quarter of 2012. There can be no assurance that we will even meet these target milestones or that we will have sufficient access to capital to execute this timetable. The slow transition from developmental to commercial activities will increase our costs and lead to accumulated losses during these time periods or thereafter.

Should we commit errors or miscalculations or fail to anticipate unforeseen situations or consequences in our technologies or product development, our operations and financial condition will be adversely affected.

Errors or miscalculations in our technologies/product development may materially alter the functionality or ability of our products to operate as originally planned. Should any such developments occur, we may fail to accomplish our original product design goals, which may lead to delays, product recalls, litigation and their associated costs, accumulated losses and damage to our brand name reputation.

Unforeseen delays in the development of our technologies and potential products may negatively affect our operations and financial condition.

We face the following risks in our development activities that may lead to product development delays:

•	delays in prototype testing;

•	time delays and costs from additional design changes;

•	financial or operational difficulties in obtaining product liability insurance in sufficient coverage amounts to protect us against potential product liability; and

•	general economic conditions.

Delays in our product development may have a material negative impact on our sales and negatively affect our performance goals and potential revenues. Should any one or a combination of these risks occur, our operations and financial condition may be adversely affected.

Should we lose the services of our key executives, our financial condition and proposed expansion may be negatively impacted.

We depend upon the services of our key executives, David Burt, our Chief Technology Officer who invented and will continue to develop the technologies and manufacturing processes to be used in our future products and to develop and manufacture our future products, and Dan Valladao, our Chief Executive Officer/President, who directs our operations and will provide his marketing expertise and sales efforts. We do not maintain key man life insurance on Messrs. Burt or Valladao. Although both individuals have executed three year employment agreements with us, should we lose either or both of their services and we are unable to replace their services with equally competent and experienced personnel, our operational goals and strategies may be adversely affected, which will negatively affect our potential revenues.

Because our officers have agreed to provide their services on a part-time basis, they may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.

Our Chief Executive Officer, Dan Valladao, devotes 30% of his time to us and 70% to our co-founder, General Automotive. Our Chief Technology Officer, David Burt, devotes 70% of his time to us and 30% to our other co-founder, SenCer. If the demands of our business require their full business time, it is possible that they may be unable to devote sufficient time to the management of our business, as and when needed. If our management is unable to devote a sufficient amount of time to manage our operations, our business may fail.

Our entire business is dependent upon the participation of our co-founders; should we lose either of our co-founders’ services, our ability to continue operations will be severely impaired or will cease.

Our entire operations are dependent upon the continued participation of our founders, SenCer and General Automotive. SenCer will develop all of our processes and technologies for our future products as well as all of our manufacturing needs. General Automotive will provide its marketing expertise and services to market our future products. Should we lose the services of either one of our founders, our operations will be negatively affected or our business will cease and you will lose your entire investment in our shares of common stock.

Because our ceramic based future products will be relatively new entries into the igniter, O2 sensor, fuel cell, and brake pad markets, we may face difficulties in acceptance of our technologies and future products in the marketplace.

The igniter, oxygen sensor and fuel cell industries have historically concentrated on existing ceramic based materials. Because our future products will contain use of newer ceramic based materials, we may encounter difficulties in gaining market acceptance of our products due to entrenched consumer views regarding the use of the historically used ceramic based materials. If we are unable to sufficiently develop our brand name to gain acceptance of our new ceramic based concept and processes, our revenues will be negatively impacted.

We may encounter shortages or supply interruptions, which could result in increased costs for our products or significant delays in the manufacturing process, each of which would have a material adverse effect on our revenues.

We will require a dependable supply of ceramic oxides, ceramic fibers, thermal wire, brazing alloys and potting compounds. We do not have any agreements or current arrangements to obtain a guaranteed supply of these materials. Should we experience shortages of our needed materials or we are unable to obtain such materials, our brand name and results of operations will be negatively impacted.

We could be subject to product liability claims or product recalls, which increase our costs and may damage our brand name reputation.

Our business, which is directed towards the automobile and home heating and cooling industries, exposes us to potential product liability risks or product recalls. We may be held liable if our products cause injury or death or are found otherwise unsuitable or defective during usage. We do not currently have product liability insurance, but intend to acquire coverage at levels that management deems adequate to cover our exposure. Liability claims or product recalls may:

•	decrease the demand for our products;

•	cause injury to our reputation;

•	lead to increased costs associated with litigation and/or or recalls; and

•	decrease revenues.

We are subject to risks associated with future government regulations.

We are subject to federal, state and local laws and regulations covering a variety of areas, including environmental regulation, laws regulating health, product safety and labor practices. Our business may become subject to future government regulation, which may impact our ability to develop and market our products. Any regulation of our products, whether at the federal, state or local level, including any regulations relating to installation and servicing of our products, may increase our costs and product pricing, which would have a direct impact on our potential profitability.

Our gross margins may be affected by factors that we may be unable to control or sustain.

Our potential profitability may be affected by decreasing margins in our future products, including:

•	market acceptance of our product;

•	demand fluctuations;

•	increased market competition and changes in product pricing;

•	new product introductions and product enhancements by our competitors;

•	increased development costs;

•	increased manufacturing costs;

•	decline in spending generally and/or specifically for our potential products, due to unfavorable economic conditions;

•	competitors’ new product introductions;

•	competitors’ promotional activities;

•	adverse publicity regarding product design and utility; and

•	industry trends and conditions.

Should any one or a combination of the above risks occur, our revenues will be negatively affected.

We face fierce competition in our target markets.

We face competition at different levels:

•	Part manufacturers; igniters, automotive sensors, brake component and competing solid oxide fuel cell manufacturers

•	Part distributors

•	Middle level distributers

•	OEMs generally

•	Igniters, automotive sensors, brake components and competing Solid Oxide Fuel Cell related OEMs

•	Resellers

•	Middle level resellers

•	New emerging technologies

Our automobile and home heating and cooling industry competitors have greater financial, technical, marketing, and sales resources than we do, as well as greater brand name recognition. Additionally, many of our competitors have more extensive product offerings and extensive intellectual property portfolios and resources for patent protection, which we do not have. Therefore, if we fail to actualize our strategies for differentiating ourselves from our competitors, our financial condition will be negatively impacted. Should we fail to effectively compete, including our ability to develop new modalities and processes that are competitive in our marketplace, our market share, revenues, and growth prospects may be adversely affected and we may be forced to reduce prices and/or limit price increases, which may result in materially reduced margins, net income or market share. We have further information regarding our competition on page 27 of this Prospectus.

We face intense competition regarding our proposed development of fuel cells, which may negatively affect our potential revenues and costs of doing business.

Competition in the fuel cell industry is intense and fast-developing, including the adoption of fuel cells in automobiles, which is expected to accelerate rapidly over the next ten years (Pike Research Report, 2010). We face the following competitive factors relative to our future fuel cell products from the automotive, stationary power, and home power industries:

•	potential new competitors;

•	implementation of new state and federal regulations;

•	threat of substitute power to replace fuel cells;

•	competitors developing breakthrough fuel cell technology that makes our fuel cell technology obsolete;

•	competition from substitute goods, such as further developed gasoline/diesel engines and hybrid and compressed natural gas vehicles that have medium-term competitive advantages; and

•	greater financial, technological and personnel resources by our competitors to conduct research and development and maintain or expand operational capacity.

Should we fail to adequately address these risks, our revenues will be negatively affected and our costs of doing business will increase.

If we fail to hire a separate financial officer, we may become unable to implement and monitor financial controls sufficient to ensure maximum profitability and comply with applicable regulatory requirements, including certifications and practices set forth in the Sarbanes Oxley Act of 2002 and related laws and regulations governing accounting, financial and auditing standards and practices designed to ensure accurate and transparent financial information regarding the financial health and prospects of companies.

Dan Valladao is our Chief Financial Officer/Chief Accounting Officer and assumes both these positions along with being our President/Chief Executive Officer/Chairman of the Board. Although we plan to hire a replacement Chief Financial Officer/Chief Accounting Officer by 2011, there is no assurance that we will have sufficient financial resources to do so. Our accounting controls may be ineffective unless we obtain the services of a separate Chief Financial Officer/Chief Accounting Officer.

We do not intend to file a registration statement on Form 8-A, which would otherwise have subjected us to additional reporting requirements under the federal securities laws, including the SEC’s proxy and information statement rules, and would have subjected our officers, directors and 10% stockholders to submit SEC reports on their stock ownership and stock trading activity; as a result, you will not have the ability to exercise your vote regarding material transactions or have the benefit of reviewing information regarding our officers and directors ownership and their transactions involving our securities, which could reduce the value of your investment and the amount of publicly available information about us.

We will be subject to SEC reporting requirements under Section 15(a) of the Exchange Act should the SEC declare effective our S-1 registration statement, the effectiveness of which is a prerequisite to our common stock being quoted on the OTC Bulletin Board and would cease to be so quoted if the Commission were to ever suspend our reporting status. Because we will not file a registration statement on Form 8-A, we will not be subject to the proxy statement or other information requirements of the Exchange Act and our officers, directors and stockholders owning 10% or more of our outstanding shares will not be required to submit reports to the SEC on their stock ownership and stock trading activity under Exchange Act Section 16, which provides for timely disclosure of insider transactions. You should be aware that you will not have the benefit of the following information that would otherwise be important in making an investment decision and could reduce the value of your investment: (a) voting for certain corporate actions requiring shareholder approval, such as acquisitions, election or approval of officers and directors; and (b) reviewing insider reports that detail our officers and directors’ ownership and their trading activity.

There are potential conflicts of interest between us and our officers, directors, consultants and companies that they are affiliated with that may favor their interests over our interests and that of our shareholders.

We have potential conflicts of interests involving our officers, directors, consultants and companies that they are related to, as follows:

•

David Burt, our Chief Technology Officer/Director, owns 51% of our co-founder, SenCer, and is its President; therefore, there is a potential conflict of interest between David Burt’s ownership interest wherein David Burt may favor SenCer’s interests over our interests, by devoting a disproportionate amount of his work to SenCer rather than us;

•

Samuel Reeder, our Director, is also a Director of SenCer. Reeder Ventures, Inc. (“Reeder Ventures”), a company under Samuel Reeder’s control. Reeder Ventures and Samuel Reeder individually loaned SenCer a total of $1,213,000, which Reeder Ventures loans are convertible into 4208 Class A voting shares or 28.6% of SenCer’s Class A shares and 5746 Class B non-voting shares or 35% of the Class B shares. Therefore, there is a potential conflict of interest between Samuel Reeder’s present and/or future financial or equity interests in SenCer and our interests. Additional details regarding these loans are located at page 40;

•

Dan Valladao, our President/Chief Executive Officer/Chief Financial Officer/Chief Accounting Officer/Chairman of the Board, is also the Chief Executive Officer of our co-founder, General Automotive, and owns 24% of its outstanding shares; therefore, there is a potential conflict of interest between Dan Valladao’s officer and director positions with us and General Automotive and whether he will favor the interests of General Automotive over our interests; and

•

We have employment agreements with our Chief Executive Officer and Chief Technology Officer providing for officer salaries and Board of Director awarded bonuses, which are detailed beginning on page 32 of this Prospectus; therefore, there is a potential conflict of interest between the financial incentives we provide to them and our interests.

Our founders/officers/directors/consultants may favor their own interests over yours, which may cause our potential profitability to be negatively affected.

Risks Related to this Offering

We have arbitrarily determined the offering price and terms of the common stock shares being offered through this Prospectus.

The twenty-five cents ($0.25) offering price of the common stock shares has been arbitrarily determined and bears no relationship to our assets or book value, or other investment or valuation criteria. No independent counsel or appraiser has valued our common stock shares. Accordingly, there is no basis upon which to determine whether the offering price is indicative of any real underlying share value that our selling shareholders are offering. We urge all prospective investors to seek counsel with their legal, financial or tax adviser, or other trusted professional regarding the offering price, the offering terms, and the advisability of investing in the common stock shares, or not.

The common stock shares being offered in this Prospectus are an illiquid investment and their transferability is subject to significant restriction.

There is presently no market for the common stock shares that the selling shareholders are offering, and we cannot be certain that a public market will become available, or that there will be sufficient liquidity to allow for their sale of transferability within the near future, or at all. Even if we do obtain a quotation, there is no assurance that a sufficiently active market will develop to sell your shares. Accordingly, the purchaser of the common stock shares should consider that their shares may be illiquid and/or present difficulties in their sale or transferability.

Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our common stock.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. Our payment of any future dividends will be at the sole discretion of our Board of Directors after considering whether we have generated sufficient revenues, our financial condition, operating results, cash needs, growth plans and other factors. Accordingly, investors that are seeking cash dividends should not purchase our common stock.

Because we will be subject to the “Penny Stock” rules once our shares are quoted on the over-the-counter bulletin board, the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the SEC. The term “penny stock” is defined in Exchange Act Rule 3a51-1 as, among other things, as having a price of less than $5.00 per share as set forth in Exchange Act Rule 3a51-(1)(d). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have made statements in this Prospectus, including under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Business” and elsewhere that constitute forward-looking statements. Forward-looking statements involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “should,” “will,” “could” and similar expressions denoting uncertainty or an action that may, will or is expected to occur in the future. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements.

Examples of forward-looking statements include:

•	the timing of the development of future products;

•	projections of revenue, earnings, capital structure and other financial items;

•	statements of our plans and objectives;

•	statements regarding the capabilities of our business operations;

•	statements of expected future economic performance;

•	statements regarding competition in our market; and

•	assumptions underlying statements regarding us or our business.

The ultimate correctness of these forward-looking statements depends upon a number of known and unknown risks and events. We discuss our known material risks under the heading “Risk Factors” above. Many factors could cause our actual results to differ materially from the forward-looking statements. The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares offered by the selling shareholders. The principal reason for this offering is to register the shares on behalf of our selling shareholders and to become a voluntary SEC reporting company.

DETERMINATION OF OFFERING PRICE

We have arbitrarily determined the offering price and it does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted valuation criteria. Prior to this offering, there has been no market for our securities. In order to assure that selling shareholders will offer their shares at $0.25 per share until our shares are quoted on the OTC Bulletin Board, we will notify our shareholders and our Transfer Agent that no sales will be allowed prior to the date our shares are quoted on the OTC Bulletin Board without proof of the selling price.

DILUTION

Not applicable. We are not offering any shares in this registration statement. All shares are being registered on behalf of our selling shareholders.

EQUITY ISSUANCES AND PRICING

Offering Price Per Share	$0.25	*
Share Price of 21,500,000 shares paid by co-founders, General Automotive and SenCer	$0.01	**
Tangible Book Value Per Share as of March 31, 2010	$0.01

*	We have arbitrarily determined our offering price of 25 cents per share.
**	See “Selling Security Holders” and Note 6 to our financial statements

SELLING SECURITY HOLDERS

The selling security holders named below are selling the securities. The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling security holders; accordingly, no accurate estimate can be made of the quantity of securities that will be held by the selling security holders upon termination of this offering. These selling security holders acquired their shares by purchase exempt from registration under Section 4(2) and Rule 506 of Regulation D of the 1933 Act in exempt transactions.

Our selling shareholders are composed of:

1)	From December 26, 2009 to April 15, 2010, we sold a total of 2,210,000 shares at ten cents ($0.10) per share of our common stock in a private placement offering to thirty four (34) accredited investors for total proceeds of $221,000;

2)	We issued 2,800,000 shares of our common stock to Byrd & Company, LLC, a Florida Limited Liability Company controlled by James Byrd, Jr., in exchange for strategic planning and other services. Byrd and Company, LLC transferred 200,000 of those shares to a third party, John Schoene, in a private transaction for unrelated legal services rendered, resulting in Byrd & Company, LLC holding 2,600,000 shares. Mr. Byrd, through his SEP-IRA account, purchased 190,000 shares of common stock, at 10 cents per share, in our private placement, resulting in a total of 2,790,000 shares under his control, as further detailed in the selling shareholder table beginning on page 15.

From December 2009 to present, Byrd & Company, LLC has performed the following services for us:

a)	Working with management to assist us to become an SEC reporting company;

b)	Introduce SEC counsel and an SEC qualified auditor;

c)	Working with professionals to gather and prepare all documents necessary for the audit, and SEC and Blue Sky filings;

d)	Working with our management to develop our business plan;

e)	Providing office space and use of administrative staff to coordinate the collection, organization and delivery of all documents and files necessary for audit and other processes;

f)	Working with SEC counsel in the preparation of all SEC and other filings;

g)	Acting as a liaison between us and its professionals throughout the “going public” process;

h)	Coordination of any participation in all planning meetings with management and the Board of Directors on all strategic matters, such as review of licenses, agreements, joint venture documents executive summaries, advising us on development of a plan for positioning us for potentially obtaining government grants or other financial assistance to develop or deploy products and general business, operational, financial, sales and marketing or other advisory services as requested by our management.

Paragraph 4 of the consulting agreement between Byrd & Company, LLC and us (Exhibit 10.5), provides that all shares are deemed to be fully earned at the time the agreement is executed by the parties. Byrd and Company, LLC’s services are to be provided over a 12 month period and as of June 30, 2010, approximately 50% of the services have been rendered to us. 30% of the shares Byrd and Company, LLC holds are being registered on the S-1 Registration Statement. None of the shares paid to Byrd & Company, LLC pertain to creating a market for our securities. Byrd & Company, LLC is selling its shares for its own account and for its own investment purposes, and not on our behalf, directly or indirectly.

3)	Emerging Markets Consulting, LLC, a Florida Limited Liability Company that is controlled by James Painter, to whom we issued 2,800,000 shares of our common stock in exchange for marketing, media, shareholder and investor relations and consulting services, gifted 100,000 of those shares to two individuals in private transactions. In addition, Mr. Painter’s wife, Ryan Painter, purchased 190,000 shares of common stock, at 10 cents per share in our private placement. Therefore, these transactions resulted in Mr. Painter having a total of 2,890,000 shares under his control, as further detailed in the table and footnote 2 below.

Paragraph 3 of the consulting agreement between Emerging Markets Consulting, LLC and the Company (Exhibit 10.4), provides that all shares are deemed to be fully earned at the time the agreement is executed by the parties. The services are to be provided over a 12 month period; as of June 30, 2010, approximately 40% of the services has been rendered by Emerging Markets Consulting, LLC to us. 30% of the shares it holds are being registered on the S-1 registration statement. From December 2009 to present, Emerging Markets Consulting, LLC has performed the following services:

a)	Meeting with our management to determine general market positioning as a public company, creating a corporate profile for us and reviewing the profile with our management;

b)	Conducting market research of public companies in similar technology fields and advising management on desirable capital structure, consistent with public market valuations of other similar companies;

c)	Advising our management on the nuances of the public markets with regard to having our shares trading on the OTCBB as opposed to exchange trading;

d)	Working with management to develop a plan and approach to marketing, public relations and investor relations once we become publicly traded;

e)	Assist management in development of its corporate website, including specific guidance on the creation of areas of investor relations, SEC filings, development of code of ethics and Regulation FD compliance and other investor information;

f)	Assist us in developing investor packages and establishing internal investor and shareholder relations protocols and practices; and

g)	General consultation with management regarding all other areas of marketing, public relations, investor relations and shareholder relations as needed.

Emerging Markets Consulting, LLC has publicly disseminated no information pertaining to a) - g) above. Emerging Marketing Consulting, LLC will perform investor relations services on our behalf. No such shares paid to Emerging Markets Consulting, LLC pertain to creating a market for our securities. Emerging Markets Consulting, LLC is selling its shares solely for its own account and for its own investment purposes, and not on our behalf, directly or indirectly.

4)	Law Office of Frederick M. Lehrer, P. A., which received 400,000 shares of our common stock for legal services rendered to us.

We are registering a total of 2,809,000 Shares, which represents 35.51% of the shares held by the selling shareholders and 9.53% of our total outstanding shares.

The selling security holders listed in the table have sole voting and investment powers regarding the securities indicated. We will not receive any proceeds from the sale of the securities by the selling security holders. None of our selling security holders is or has been affiliated with a broker-dealer, with the exception of selling shareholders James Byrd, Jr. and Doug Nagel, each of whom indirectly own less than 2% of the outstanding shares of a registered broker-dealer, Jesup & Lamont, Inc., through a Florida registered limited liability company that is a member of another limited liability company registered in New York. Neither James Byrd, Jr. nor Doug Nagel holds any officer or director position with Jesup & Lamont, Inc. Additionally, neither Mr. Byrd nor Mr. Nagel exercise any management decisions or hold any management responsibilities in Jesup & Lamont, Inc. and their shares are non-voting. James Byrd and Douglas Nagel and any entity with which they are affiliated purchased the shares of our common stock in the ordinary course of business and at the time they purchased the shares as well as now they had no agreements, understandings or arrangements, directly or indirectly, with any person to distribute our securities.

Name of Selling Shareholder	Total Shares Owned	Shares Registered	Remaining Shares If Sold	% Before Offering	% After Offering*
James Byrd, Jr. [1]	2,790,000	837,000	1,953,000	9.39%	6.57%
James Painter [2]	2,890,000	867,000	2,023,000	9.73%	6.8%

Name of Selling Shareholder	Total Shares Owned	Shares Registered	Remaining Shares If Sold	% Before Offering	% After Offering*
Alford, Timothy T. [3]	10,000	5,000	5,000	< 1%	< 1%
Andrews, Bryan	100,000	50,000	50,000	> 1%	< 1%
Argenti, Mark E.	20,000	10,000	10,000	< 1%	< 1%
Bamberg, Rita	5,000	2,500	2,500	< 1%	< 1%
Bausman, Paula [4]	5,000	2,500	2,500	< 1%	< 1%
Becker, Donald J. [5]	5,000	2,500	2,500	< 1%	< 1%
Bruno, Frank [6]	15,000	7,500	7,500	< 1%	< 1%
Byrd Sr., James S. [7]	50,000	25,000	25,000	< 1%	< 1%
Byrd, Patricia L. [8]	50,000	25,000	25,000	< 1%	< 1%
Byrd, Tucker H. [9]	100,000	50,000	50,000	< 1%	< 1%
Dennis, Jason M. and Jaclyn E.	20,000	10,000	10,000	< 1%	< 1%
Gethin, Neil J. [10]	5,000	2,500	2,500	< 1%	< 1%
Hansen, Tom O. and Kathleen L.	50,000	25,000	25,000	< 1%	< 1%
Heistand, James R.	100,000	50,000	50,000	< 1%	< 1%
Irwin, Debra K.	50,000	25,000	25,000	< 1%	< 1%
Leasure, Edward	100,000	50,000	50,000	< 1%	< 1%
Lugion Associates, Ltd. [11]	50,000	25,000	25,000	< 1%	< 1%
Morris, Julie	5,000	2,500	2,500	< 1%	< 1%
Morris, Scott	5,000	2,500	2,500	< 1%	< 1%
The Douglas James Nagel Revocable Trust of 5/1/89 Amended [12]	200,000	100,000	100,000	< 1%	< 1%
Painter Jr., James S. [13]	200,000	100,000	100,000	< 1%	< 1%
Painter, Margo K. [14]	5,000	2,500	2,500	< 1%	< 1%
Piekos, Timothy V.	10,000	5,000	5,000	< 1%	< 1%
Portmann, Linda B. [15]	150,000	75,000	75,000	< 1%	< 1%
Powell Joseph, Shawn [16]	5,000	2,500	2,500	< 1%	< 1%

Name of Selling Shareholder	Total Shares Owned	Shares Registered	Remaining Shares If Sold	% Before Offering	% After Offering*
Regan, William	30,000	15,000	15,000	< 1%	< 1%
Richmeier Jr., Robert J.	50,000	25,000	25,000	< 1%	< 1%
Shademan, Fred R.	250,000	125,000	125,000	< 1%	< 1%
Schoene, John	75,000	37,500	37,500	< 1%	< 1%
Stagl, Kevin	5,000	2,500	2,500	< 1%	< 1%
Treml, Michael L. and Laura L.	5,000	2,500	2,500	< 1%	< 1%
Joseph V. Uricchio, Jr. and Pauli S. Uricchio [17]	100,000	50,000	50,000	< 1%	< 1%

1 James Byrd, Jr. indirectly owns a total of 2,790,000 of our outstanding common shares composed of; (a) 2,600,000 through Byrd & Company, LLC, a Florida Limited Liability Company that Mr. Byrd is the Managing Member of and which he owns and controls; and (b) an additional 190,000 shares through Mr. Byrd’s retirement account, James Byrd, Jr. SEP-IRA. James Byrd, Jr. exercises sole voting and investment power over the 2,600,000 shares owned by Byrd & Company, LLC

2 James Painter owns 9.73%, a total of 2,890,000 of our outstanding common shares composed of: (a) his indirect ownership of 2,700,000 shares of our common stock through Emerging Markets Consulting, LLC, A Florida Limited Liability Company that Mr. Painter is the Managing Member of and which he owns and controls; and (b) an additional 190,000 shares owned through his wife, Ryan Painter, as joint tenants in the entirety. James Painter exercises sole voting and investment power over the 2,700,000 shares owned by Emerging Markets Consulting, LLC

3 Timothy T. Alford: Chief Operating Officer of General Automotive Company

4 Paula Bausman: Employee of General Automotive Company

5 Donald J. Becker: Employee of General Automotive Company

6 Frank Bruno: Father of employee of General Automotive Company

7 James S. Byrd, Sr.: Father of James Byrd, Jr.

8 Patricia L. Byrd: Sister of James Byrd, Jr.

9 Tucker H. Byrd: Cousin of James Byrd, Jr.

10 Neil J. Gethin: Employee of General Automotive Company

11 Daniel Luther exercises sole voting and investment power over the 50,000 shares held by Lngion Associates, Ltd

12 The Douglas James Nagel Revocable Trust of 5/1/89/Amended: Douglas J. Nagel, Trustee; Douglas J. Nagel: Consultant to and shareholder of General Automotive Company. Douglas Nagel holds sole voting and investment power over the 50,000 shares held by Douglas James Nagel Revocable Trust of 5/1/89/Amended

13 James S. Painter, Jr.: Father of James Painter, Managing Member of Emerging Markets Consulting, LLC

14 Margo K. Painter: Mother of James Painter, Managing Member of Emerging Markets Consulting, LLC

15 Linda B. Portmann: Sister of James Byrd, Jr.

16 Shawn Powell Joseph: Chief Financial Officer of General Automotive Company

17 Joseph V. Uricchio, Jr.: Father-in-law of James Byrd, Jr. and Pauli S. Uricchio is the wife of Joseph V. Uricchio, Jr.

* Assuming sale of all shares registered hereunder.

Related Shareholders

Related Shareholders	Names of Selling Security Holders/Number of Shares Owned*	Aggregate number of shares owned among related shareholders
Byrd related family members	James Byrd, Jr. (2,790,000 shares)	3,240,000
	James S. Byrd, Sr. (50,000 shares)
	Patricia L. Byrd (50,000 shares)
	Tucker H. Byrd (100,000 shares)
	Linda B. Portmann (150,000)
	Joseph V. Uricchio, Jr. (100,000 shares)

Painter related family members	James Painter (2,890,000 shares)	3,095,000
	James S. Painter, Jr. (200,000 shares)
	Margo K. Painter (5,000 shares)

General Automotive employees or related family members**	Timothy L. Alford (10,000 shares)	45,000
	Paula Bausman (5,000 shares)
	Donald J. Becker (5,000 shares)
	Frank Bruno (15,000 shares)
	Neil J. Gethin (5,000 shares)
	Shawn Powell Joseph (5,000 shares)

*	Each of the selling security holders listed above within and among each of the related individual categories (Byrd Family related family members, Painter related family members, and General Automotive related employees or related family members): (a) beneficially own their own shares of our common stock as specifically designated in the selling shareholder chart and above; (b) did not at the time of their purchase of our common shares nor now have any agreements, understandings, or arrangements between or among themselves to sell their shares with a view towards distribution involving such shares; (c) are not minor children living in the same household.
**	Doug Nagel, the trustee of the Douglas James Nagel Revocable Trust, is a consultant and shareholder of General Automotive, but not included in the above category or aggregate shares representing General Automotive employees or related family members. The Douglas James Nagel Revocable Trust owns 200,000 shares of our common stock.

Blue Sky

Our common stock holders and persons who desire to purchase our common stock shares in any trading market that may develop should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the Shares available for trading on the OTCBB, investors should consider any secondary market for our securities to be a limited one. We intend to seek coverage and publication of information about us in an accepted publication which permits a “manual exemption”. This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, is not enough for the security to be listed in a recognized manual. The listing entry must contain: (1) the names of issuers, officers, and directors; (2) an issuer’s balance sheet; and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. We may be unable to secure a listing containing all of this information. Furthermore, the manual exemption is a non issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor’s, Moody’s Investor Service, Fitch’s Investment Service, and Best’s Insurance Reports and many states expressly recognize these manuals, a smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

PLAN OF DISTRIBUTION

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future. Accordingly, our shares should be considered illiquid, which inhibits investors’ ability to resell their shares.

Selling shareholders are offering up to 2,809,000 shares of common stock. The selling shareholders will offer their shares at $0.25 per share until our shares are quoted on the OTC Bulletin Board, if ever, and thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.

The securities offered by this Prospectus will be sold by the selling shareholders. We are not aware of any underwriting arrangements that have been entered into by the selling shareholders. The distribution of the securities by the selling shareholders may be effected in one or more transactions that may take place in the over-the-counter market, including broker’s transactions or privately negotiated transactions. The selling shareholders will act independently of us in making decisions with respect to the timing, manner, and size of each sale or sale related transfer. A selling shareholder may also resell all of any portion of the Shares which qualify for sale pursuant to Rule 144 under the Securities Act rather than pursuant to this Prospectus.

The selling shareholders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold according to the terms of such pledges, margin accounts or loan transactions. Upon default by such selling shareholders, the pledge in such loan transaction would have the same rights of sale as the selling shareholders under this Prospectus. The selling shareholders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this Prospectus. After our securities are qualified for quotation on the OTCBB, the selling shareholders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling shareholders under this Prospectus.

Our common stock is not listed on any national securities exchange or the NASDAQ stock market, nor is it quoted on OTC Bulletin Board or any other quotation medium. After the registration statement filed with the Commission is declared effective, we intend to have a registered broker-dealer submit an application for a quotation of our common stock on the OTC Bulletin Board; however, there is no assurance that our securities will ever become qualified for quotation on the OTC Bulletin Board. In addition to the above, each of the selling shareholders will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders or any such other person.

We have instructed our selling shareholders that they may not purchase any of our securities while they are selling shares under the registration statement, of which this Prospectus forms a part.

Upon such registration statement being declared effective, the selling shareholders may offer and sell their shares from time to time until all of the shares registered are sold; however, this offering may not extend beyond two years from the initial effective date of this registration statement.

There can be no assurances that the selling shareholders will sell any or all of the securities. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

All of the foregoing may affect the marketability of our securities. We will pay all the fees and expenses associated with the registration of the securities.

Should any substantial change occur regarding the status or other matters concerning the selling shareholders or us, we will file a post-effective amendment to the registration statement disclosing such matters.

OTC Bulletin Board Considerations

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. We anticipate that after this registration statement is declared effective, market makers will enter “piggyback” quotes and our securities will thereafter trade on the OTC Bulletin Board.

The OTC Bulletin Board is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTC Bulletin Board. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. FINRA cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the OTC Bulletin Board is that the issuer be current in its SEC reporting requirements. Investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTCBB rather than on NASDAQ. Investors’ orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities. Investors must contact a broker-dealer to trade OTC Bulletin Board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

OTCBB transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders for an order to buy or sell a specific number of shares at the current market price, the price of a stock may go up or down significantly during the lapse of time between placing a market order and getting execution.

Because OTCBB stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings in which we or our assets are involved.

DESCRIPTION OF SECURITIES

The following description is a summary of the material terms of the provisions of our articles of incorporation and bylaws. The Articles of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this Prospectus is a part.

Common Stock

We have 100,000,000 authorized shares of common stock with $0.01 par value. As of the date of this Prospectus, there are 29,710,000 shares of common stock issued and outstanding. All shares are equal to each other with respect to voting, liquidation and dividend rights. Holders of voting shares are entitled to one vote for each share that they own at any shareholders’ meeting.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of the such directors.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available.

We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

We have no options or warrants that have been issued or are outstanding.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control. There is no conversion, preemptive or other subscription rights or privileges with respect to any shares.

Should this registration be declared effective and we obtain a quotation on the OTC Bulletin Board and we remain current in our SEC reporting obligations, the holders of 6,210,000 shares will be able to sell their shares either because the registered shares are free-trading pursuant to an effective registration statement or provided that the applicable requirements of Rule 144 have been met, including that the 6 month holding period has expired and we are current in our SEC reporting requirements.

Preferred Stock

We do not have an authorized class of preferred stock.

INTEREST OF NAMED EXPERTS AND COUNSEL

Our balance sheet as of as of March 31, 2010 and the related statement of operations, stockholders’ deficit, and cash flows for the period from December 7, 2009 (inception) to March 31, 2010 were audited by Patrick Rodgers, CPA, PA, as an expert in accounting and auditing.

The legality of the shares offered under the registration statement of which this Prospectus is a part is being passed upon by the Law Office of Frederick M. Lehrer, P A, Boca Raton, Florida. The Law Office of Frederick M. Lehrer, P A, whose principal is Frederick M. Lehrer, owns 400,000 shares of our common stock.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Bylaws, subject to the provisions of Florida Corporation Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as a result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that such person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Industry Background

General

The primary target market for our expected future products is Original Equipment Manufacturers (hereafter referred to as “OEMs”) in the automotive and home heating industries. The home-heating device and automotive OEM industries develop, manufacture, and provide parts to home appliance, heating and cooling and automotive device manufacturers to include in their products. The components in the home heating and automobile are rarely manufactured by the carmaker or home heating manufacturers themselves; rather, they are purchased from OEMs, branded under the manufacturer’s name and then installed during the production process on assembly lines. This allows the individual industries to focus their core competencies and has created a separate industry for the manufacture of components, such as those we are developing and intend to sell.

Igniters

Igniters are primarily used in the home heating and home appliance industries for the purpose of igniting intermittent gas systems that incorporate additional electronics for safety shutoff.

Oxygen Sensors

Oxygen sensors are primarily used in the automobile sensor industry to control fuel and ignition systems to optimize performance of automobile emissions control systems and improve fuel economy.

Fuel Cells

Fuel cells are developed for use within the automobile, commercial trucking, commercial power, and home power industries. There are several different types of fuel cells developed from several chemical systems. Typically, fuel cells generate electricity from an electrochemical reaction in which oxygen (air) and a fuel (i.e. hydrogen) combine to form water. The electricity produced can be used to power all sorts of devices, from cars, light and heavy utility vehicles as both primary and auxiliary power, stationary power sources and material-handling vehicles such as forklifts, buses, laptops, mobile phones and recharging small portable electronics. The by-product, heat, is also used in some applications to keep houses warm.

The fuel cell industry faces the following significant hurdles:

•	solutions for long term aging and overall cost factors;

•	availability of governmental funds to fund fuel cell technology research and development;

•	financial commitments by the US government and the automotive industry to foster growth in the fuel cell industry as an environmentally safe alternative;

•	controlling the risk of fire and explosion or exposure to harmful chemicals;

•	managing safety work systems by training personnel in manual handling and operating emergency procedures; and

•	whether the hydrogen fuel cell industry will be accepted by the automobile industry.

Brake Pads

Brake pads have been used in the automobile industry and historically have been composed of metal based composite materials.

Our Business

Organization

We were incorporated in Florida on December 7, 2009, at which time we commenced operations. We are a development stage company that has earned no revenues since our inception to the date of this Prospectus. We were founded by our co-founders: (a) General Automotive, an SEC reporting company, incorporated in Nevada on October 7, 2005 and located in Orlando, Florida; (b) SenCer, a privately held technology company located in Penn Yan New York and incorporated in New York on January 1995.

Business

We are developing and intend to develop our products, such as gas system and appliance igniters, oxygen sensors, fuel cells and brake pads, primarily for OEMs, manufacturers, industry distributors and resellers that operate in the home device, automotive, heating and cooling industries. We develop the technologies for our products with SenCer’s technological assistance, including the UltraTemp and UltraTemp-C technologies to create long-lasting, high-temperature surface bonds between new ceramic composites and metals and ceramics. Contingent upon adequate financing and certain other contingencies and risks under the heading “Risk Factors” in this Prospectus, we intend to develop multiple levels of distribution throughout the United States and then internationally. We seek to develop less costly and more effective alternatives to existing products by using SenCer’s proprietary technologies and processes. We will primarily focus our resources on marketing and third party partnership arrangements. Technical support in these endeavors will be provided by the relationship and Technology Licensing Agreement with SenCer. SenCer has already established a research facility and manufacturing capability, which we have leased and directly hired employees.

Relationship Between Us and SenCer

In accordance with the terms of the joint venture agreement, General Automotive has agreed to provide us with its marketing expertise and services and we will develop our products employing the UltraTemp-C technology and to develop specified devices and components for use in the igniter, oxygen sensor, fuel cell and brake pad areas. Our Chief Technology Officer/Director, David Burt, is also SenCer’s President. Our Director, Samuel Reeder, is also a Director of SenCer. Our President/Chief Executive Officer/Chief Financial Officer/Chief Accounting Officer/Chairman of the Board, Daniel Valladao, is also the Chief Executive Officer of our co-founder, General Automotive. There are no other relationships between General Automotive and SenCer or their respective directors, officers or affiliates.

SenCer’s and General Automotive’s Business

Apart from the technology related services that SenCer provides us, its business consists of providing other corporations with ceramic composite manufacturing and contract research and development pertaining to composite applications. SenCer has developed a core technology called UltraTemp that has applicability in many markets. The original market developed by SenCer was the use of Ultra Temp as a high temperature composite used in the manufacture of discrete electronic materials and components. While we are focused on the automotive, automotive fuel cell and ceramic igniter applications. SenCer continue to sell the composite in the high temperature composite areas as well as metal refining, medical stationary fuel cell power and non-automotive sensor markets.

General Automotive’s business model focuses on providing OEM and aftermarket automotive parts sales and related automotive products at multiple levels of distribution in the US and internationally. Its wholly-owned subsidiary, OE Source L.C., a Florida limited liability company (“OES”), purchases, sells and distributes engine management products and other traditional auto parts to US distributors and utilizing General Automotive’s relationships with manufacturers in China, Korea and Japan to bring state-of-the-art automotive parts, accessories and products to automobile manufacturers and major parts distributors in the U.S. OES is selling conventional auto parts that it imports directly from manufacturers, consolidators and distributors in the Far East to major customers in the United States. OES currently offers a suite of automotive engine management parts to large US distributors. These distributors then resell our products to automakers, dealerships, automotive repair shops, and retail outlets. OES specializes in and focuses on engine management products such as oxygen sensors and throttle position sensors, as well as other key under hood and brake systems components. We have no business or contractual relationship with OES.

Prior Joint Venture Agreement Between General Automotive and SenCer

General Automotive previously had a joint venture agreement dated July 22, 2008 with SenCer to develop the oxygen sensor and fuel cell technologies. That joint venture agreement was terminated as a result of, and replaced by, the current joint venture agreement between General Automotive and SenCer dated December 6, 2009 and amended joint venture agreement dated July 13, 2010, as detailed on Page 32. The July 22, 2008 joint venture agreement, unlike the current joint venture, never proceeded with any business because the parties were unable to obtain funding for product development. Also, the original joint venture, unlike the current joint venture, failed to include the “igniter” technology. Our co-founders, who are the parties to the joint venture agreement, required that the igniter technology be included in the joint venture for our benefit, and that we file a registration statement in an effort to become a registered SEC reporting company. Once it was determined that the business or product development plans of the original joint venture could not be met, both General Automotive and SenCer’s management determined that their respective business objectives would be better pursued by devoting their joint efforts to us, as reflected in the December 6, 2009 joint venture agreement and the July 13, 2010 amended joint venture agreement.

Our Dependence Upon SenCer and General Automotive

Our business is highly dependent upon the participation of our co-founders, General Automotive that will provide its marketing expertise and services to us and SenCer that will provide its technical expertise to us.

Our business is further dependent upon the technology that we will license from SenCer. In accordance with the Technology License Agreement that we entered into with SenCer, SenCer has granted us a perpetual worldwide license to use its existing ceramic composite technology as well as any such technology developed thereafter using the UltraTemp, Ceris or Ceros products for the transportation and appliance gas ignition markets, including for the development of gas igniters, appliance igniters, flue gas sensors, automotive sensor heaters, automotive gas sensors, fuel cell stack and components, head and gas distribution products.

SenCer’s UltraTemp Technologies

Our future products are being developed using SenCer’s technology, “UltraTemp” and “UltraTemp-C” (Ceris Series), which are used to develop new ceramic fiber matrix composites that create surface bonds with metals and ceramics that are long-lasting and has been successfully tested to operate as high as 1800 degrees. UltraTemp and UltraTemp-C produce a physical core structure and fiber physiology to allow a bond when coatings of high purity oxide and metals are replaced on the surface and co-fired with the composite. The flexibility of the technologies allows us to specifically tailor the composite and coatings and required shapes and reshapes to the specific needs of our prospective OEMs or other customers, including rapid design changes, without the need for costly hard tooling, which is possible through SenCer’s software based technologies.

SenCer’s current UltraTemp composite technologies are designed to provide the following properties to our future products:

•	adhesion to a wide range of coatings to ensure long life;

•	controlled pore size, which controls thermal properties;

•	chemical inertness, which allows a range of chemical combinations to fit the individual needs of an OEM or other customers;

•	stability at high operating temperatures;

•	increased durability; and

•	ability to be formulated into a wide variety of shapes, which provides OEMs with a precise and quick method to formulate and reformulate shapes, without the need for expensive tooling or retooling.

UltraTemp-C (Ceries Series)

The UltraTemp-C (Ceris Series) technology is a new version of SenCer’s core UltraTemp technology for OEM devices, which is composed of conductive layers well bonded to a composite thermal substrate. The UltraTemp-C technology is used to tailor specific OEMs devices for target markets. UltraTemp-C has potential applications to high temperature clean furnaces, metal refining fixtures, heaters, sensors and igniters, thermal structures and fuel cells.

Description of our Future Products

Ceramic Igniter (Ceris)

A composite based hot surface igniter is being developed as a lower cost, higher performance alternative to existing technologies due to the high bonding ability and low cost of our core technology. We will initially target home heating and appliance applications and then later focus on ceramic sensor and heater panel uses.

Ceramic Oxygen Sensor (Ceros)

We are developing a composite based oxygen sensor as lower cost, higher performance automotive, and home heating sensors. The development is based upon a design that replaces expensive precious metal electrodes and performs with a higher output signal at lower process or engine temperatures.

Ceramic Oxide Brake Systems (Cerob)

We intend to develop composite based brake pads and assemblies which lower heat infiltration into automobile rotors and calipers, which are the primary components of brake pads.

Ceramic Oxide Fuel Cells (Cerofc)

We expect to introduce into the market a newly developed solid oxide fuel cell which uses a unique bonding technology to produce lower operating temperatures at higher power outputs. The UltraTemp-C based fuel cell assemblies will incorporate high temperature power couplings designed for long life and an integrated gas seal based proprietary glass formula for hydrogen sealing.

We will brand the “Ceris”, “Ceros”, “Cerob” and “Cerofc” names to market our future products described above.

Igniter Development

We are developing and intend to develop our products, such as gas system and appliance igniters, oxygen sensors, fuel cells and brake pads, primarily for OEMs, manufacturers, industry distributors and resellers that operate in the home device, automotive, heating and cooling industries. SenCer develops the technologies for our products and develops the products themselves, including its UltraTemp and UltraTemp-C technologies to create long-lasting, high-temperature surface bonds between new ceramic composites and metals and ceramics. Contingent upon adequate financing and certain other contingencies and risks under the heading “Risk Factors” in this Prospectus, we intend to develop multiple levels of distribution throughout the United States and then internationally. We seek to develop less costly and more effective alternatives to existing products by using SenCer’s proprietary technologies and processes. We will primarily focus our resources on marketing and third party partnership arrangements. Technical support in these endeavors will be provided by the relationship and Technology Licensing Agreement with SenCer. SenCer has already established a research facility and manufacturing capability; accordingly, there was no need to duplicate this. Therefore, our sub-contracting for these capabilities with SenCer Inc. will be on a pre-budgeted agreed upon plan with milestone achievements.

SenCer Inc., through several years’ direct effort by Mr. David Burt, had developed the initial igniter technology and has successfully tested several prototypes for temperature and ignition. No outside sources, other than discussions with end users regarding requests to improve the technology were used. After transfer of the technology to us as outlined in the Technology License Agreement, we continued SenCer’s development and prototype testing by perfecting the synthesis of the core compounds for final design of the igniter and to test production techniques for these materials. In June 2010, we completed successful synthesis of the conductive compounds and substrate materials utilizing in-house production methods. We will be fabricating a first round of igniters by August 2010.

Task 1.	Igniter Development and Testing (CERIS)

Phase I development is 6 months, which we began in February 2010 and we are on track with the milestone achievements of developing an in-house conductive materials synthesis for the igniter and to complete initial prototypes by the last week of July 2010.

The initial work has centered around the development of the proprietary conductive layers for the igniter. Conductive layers serve the purpose of providing a resistive heating element for the igniter. We have acquired final sources of all raw materials and equipment necessary to do initial and production runs. Dr. Creedon, our consultant, has provided the necessary calculations to conduct first trials of producing conductive perovskite, a material with the same type of crystal structure as calcium titanium oxide, which serves the purpose of creating the conductive resistive materials. Equipment has been acquired and installed to develop both a preliminary and production size capacity. These initial runs were in June 2010 and a round of first prototypes will be analyzed in July 2010. Once this first lot is analyzed we will focus on a first 12 volt and 24 volt finished unit, which will be used for display and testing for OEMS The 120 volt design will progress in parallel to the foregoing plan.

The initial design is complete and we have acquired a new production lot for the composite base. This material is 1/3 the price of the original prototypes that was developed by SenCer and the supplier has assured long term acquisition of this material, although we do not have a verbal or written agreement to ensure any prolonged acquisition of this material, nor are there any assurances that we will be able to secure the material on a long term basis. We will run 2 lots of the composite base, one with the old chemistry, which is no longer available and one with the new lot. These will be analyzed to assure there is no degradation from the new chemistry.

All bench designs, which serve the purpose of testing the igniter designed to the OEM’s are complete. Additionally, we have leased and purchased several pieces of analytical equipment to assist us with final certification, including thermal expansion, particle analysis, mechanical test equipment and a high temperature reduced atmosphere furnace system. This equipment will allow us to fully characterize and test under all conditions for the igniter. Final bench programming to allow for CSA certification tests is half complete. In addition portable prototype demonstration packages are almost complete for showing potential customers a direct side by side comparison of our igniters against competitors’ igniters.

Task 2.	Igniter Marketing / Patents (CERIS)

We have developed a presentation to interest potential OEM partners. OEM partners are interested in another market source and would provide internal testing of our igniters prior to purchase. Once the initial prototypes are complete we will have our patent attorneys, Brian Shaw of Harter Secrest & Emery, LLP, conduct a patent review of the first 2 patents.

Task 3.	Continued Product Development

Once the Igniter Development has concluded we will continue our development efforts on the Ceramic Oxygen Sensor (Ceros), Ceramic Oxide Brake Systems (Cerob), and Ceramic Oxide Fuel Cells (Cerofc). We have sought and will continue to seek partnerships with both commercial and government agencies. At the present time, no agreements, arrangements or understandings have been completed regarding those potential partnerships.

Phase I Work Scope - (CERIS) Igniter

Task 1.	Igniter Development and Testing (CERIS)

We will fabricate a 12, 24 and 120 volt initial ceramic igniter design and synthesize the conductive compound and underlying substrate. Testing and will be done on hermetically coated and uncoated samples to characterize the best system. We will conduct marketing efforts in the form of parallel testing at original equipment companies and provide a written evaluation and input for final design to the original equipment companies.

Design optimization efforts will fall into the following five subtasks:

Task 1.1    Fabricate Final Shape—We will work with industry end users to develop a 12, 24 and 120 volt standard shape and will develop further shapes based upon the manufacturer’s input. Several costing candidates will be investigated based upon different chemistries.

Task 1.2    Develop Cycling and Gas Ignition Bench Software—A standard set of test programs will be written to address multiple part testing. This standard software will be utilized on several bench systems for life cycle testing. These tests will conform to CSA requirements.

Task 1.3    Ink Development-Perovskite and Other Candidates—The candidate conductive powders, once synthesized, will be turned into a ceramic inks for eventual silk screening or injecting onto the substrates. Once dried and heated to high temperature, the inks form a target resistance that governs gas ignition voltage and temperature. The ink patterns themselves control the 12, 24, and 110 volt operation. The candidates will be evaluated based upon cost and performance (life).

Task 1.4    Cycling Tests Bench A—OEM data has revealed the need for 200,000 on/off cycles for acceptance testing and the need for 100% ignition at the respective 12, 24 and 110 volt specifications. This is a typical life cycle for home heating systems. Bench A will be used with an automated control system to gather cycle data including, current, voltage, calculated resistance, and temperature. Visual or Scanning Electron Microscope (SEM) and chemical (X-Ray diffraction) inspection will be done after multiple cycling to assess further what the life cycle characteristics are of the different voltage igniters.

Task 1.5    Percent Ignition Cycling Tests Bench B—An automated gas valve system will be programmed and setup to gather percent ignition and corresponding temperature of ignition success data. Timing of this test will closely resemble a typical gas furnace system.

Task 1.6    CSA Testing-Certification—Tests will be conducted at CSA facilities for final qualification.

Task 1.7    Other Shape Development—Through OEM requests, we will develop shape characteristics within the capability of the technology. New shape forms will be investigated for specific applications.

Task 2.	Igniter Marketing / Patents (CERIS)

Task  2.1    Product Design Review—The final assessment for manufacturing an initial lot of igniters will be made.

Task 2.2    Patent Filing—Patent applications will be reviewed and filed for the Ceris Product and ancillary process patents.

Task 2.3    Marketing: First OEM Tests—Once suitable initial candidates are ready, through us and market leader testing, a portable prototype station will be completed and presentations of the technology will be made available for evaluation to potential customers that want us to license our technology to them or enter into partner licensing arrangements.

Task 3.    Continued Product Development—Because of the core technology nature of the UltraTemp-C technology each of the continued products is a sequencing of the core technology. As an example, by taking the Ceris igniter and adding 3 more electronic layers we have either an automotive oxygen sensor (Ceros) or in reverse a fuel cell (Cerofc). By adding thermal insulator or thermal conducting layers we have a ceramic brake (Cerob). In all of these further products we are relying on the bonding developed on the UltraTemp-C technology. The bonding aspect is crucial to our development and final product because de-bonding of ceramic layers is a standard failure mechanism, thereby limiting life expectancy. The work scope of product development for each of these devices will follow almost exactly that outlined for the igniter, with each later device developed and tested during development.

Business Strategy

Our business strategy is to:

•	Initially, develop the home gas appliance igniter segment of the devices market;

•

establish, sustain and expand our market position through growth, strategic alliances, while increasing our focus on cost reductions to drive margin expansion and support growth into target business segments;

•

create innovative solutions in all of our markets by developing products that provide more precise control over indoor environments, while significantly lowering energy costs, such as our development of a new oxygen sensor for the home heating industry for fuel energy savings as well as to serve as an integrated safety system by replacing smoke and carbon dioxide detectors but performing the same functions;

•

provide manufacturing and sourcing excellence by driving low-cost assembly through rationalization of our facilities and product lines, maximizing factory efficiencies, and leveraging our purchasing power and sourcing initiatives to expand the use of our components; and

•	grow an international presence by extending our domestic business model and product knowledge into developing international markets.

Competition

Our competitors have greater financial and operational resources, more technological personnel, product variability, brand name recognition than we do. The markets in which we participate are highly competitive. Our future igniter product has competitors in the home heating and automotive industries, including Saint-Gobain Corporation and Kyocera Corporation. Our future oxygen sensor product has competitors in the automotive industries, including Bosch, NGK Spark Plugs USA, Inc., Denso Corporation, and AC Delco. Our future fuel cell and brake pad products have competitors in the automotive industry, including Siemens USA, Ford Motor Company, General Motors, Chrysler Corp, Toyota Corp and Federal-Mogul Corporation. SenCer’s UltraTemp-C Technology that will be used in our future products has competitors in all of the foregoing industries.

The most significant competitive factors we face are product reliability, product performance, product availability, service and price. The automotive, home heating, and supply industries are highly fragmented and extremely competitive. We will attempt to compete against our competitors, contingent upon adequate financing, by:

•	emphasizing that our future products are less expensive and more effective than those currently used;

•	refining our current technologies;

•	developing new related technologies;

•	expanding our manufacturing facilities;

•	expanding new products into existing markets;

•	searching for new markets and products; and

•	entering into co-partnering arrangements described immediately below.

Co-Partnering

Because there are synergies between the above and many other competitors and us, we may seek to enter into suitable co-partnering arrangements or agreements with any one or a combination of the above or other competitors. The co-partnering arrangements may include:

•	supplying our individual product to the co-partner;

•	sub-licensing our technology to the co-partner;

•	supplying sub-assembly manufacturers with our component part;

•	developing targeted applications for the co-partner;

•	utilizing our rapid prototyping technology,as explained immediately below for new product development on behalf of co-partners;

•	expanding new products into existing markets; and

•	searching for new markets and products.

Rapid Prototyping Technology

We have established a rapid prototyping technology and pilot production capacity through our relationship with SenCer. This capacity, in which SenCer has been producing components for 10 years, involves a software manufacturing system with robotic production systems for fabricating components. This is unique in the ceramic field because: (a) we can form final shape components without the need for expensive tooling and final diamond machining; and (b) the process can produce small devices less than 5 inches up to components that are massive for the ceramic industry, 24 inches by 28 inches.

Manufacturing

We have invested in the preliminary manufacturing equipment to enable SenCer to manufacture for us all of our future igniter switch, O2 sensor and fuel cell products and SenCer will provide the manufactured costs to us on a cost plus fixed fee basis. SenCer has developed manufacturing processes to implement efficient and flexible production equipment, which has considerable spare capacity. Additionally, SenCer will attempt to embrace lean-manufacturing principles to reduce waste in its manufactured products by shortening the timeline between the customer order and delivery, accompanied by initiatives to achieve high product quality across its manufacturing operations.

We will work both independently and with OEMs to design new products, improve performance and technical features of existing products and develop methods to lower manufacturing costs. We will attempt to form technical alliances with engineering and technology firms to identify long-term engineering opportunities. SenCer uses: (a) advanced, commercially available computer-aided design, computer-aided manufacturing, computational fluid dynamics and other sophisticated design tools to streamline the design and manufacturing processes; (b) complex computer simulations and analyses in the conceptual design phase before functional prototypes are created; and (c) a full line of prototype machine equipment and advanced laboratories certified by applicable industry associations.

SenCer conducts its research and development activities around its UltraTemp technology to develop new potential products for us and itself.

Capital Equipment

SenCer’s capital equipment currently consists of: (a) computer numerically controlled production equipment to fabricate shape and other design features according to an OEM’s specifications; (b) powder synthesis equipment to synthesize the composite material; and (c) high temperature furnaces to harden the composite material.

Inventory

We will attempt to implement a Just in Time inventory system where our products are delivered just when needed and neither sooner or later. In other words, we will make the final product from design engineering to the last manufacturing operation before delivery. Therefore, we will not typically maintain inventory.

Working Capital

Our future liquidity sources and requirements will depend on many factors, including the availability of additional financing, on commercially reasonable terms, through the sale of equity securities, market acceptance of our products, and our ability to effectively and efficiently produce and market our products. We expect to use our current capital resources for ongoing research and development of products.

Payment Terms

We will require an initial payment to secure a product order that will be equivalent to our material costs to secure an order, with the remaining amount due within 10-30 days.

Marketing

We will primarily market our future products to manufacturers, distributors and wholesalers in the home device, heating and cooling, automotive industries, which does not involve mass marketing. Our initial marketing efforts will be limited to developing relationships with OEMs that have already been developed in those industries by our officers and establishing new OEM relationships and attending trade shows in the home heating, cooling, automotive industries. To date, our Chief Executive Officer has attempted to develop relationships with OEMs that he already had developed in the past through his position as Chief Executive Officer of General Automotive, as well as new relationships with other OEMs; however, no agreements, permanent arrangements or understandings have been reached between those OEMs and us.

Dependency Upon a Single or a Few Customers

We currently do not have any customers. We do not anticipate becoming dependent upon one or a few customers since we will be offering our products to OEMs, component builders, and end users in the home heating and cooling, and automotive fields. Should we enter into a co-partnering or supplier agreement with other companies that provide for a continuous supply of our products, we may have a single or a few customers that account for more than ten percent of our business.

Research and Development

We have incurred $29,234 in research and development expenses since our December 7, 2009 inception to March 31, 2010. Our co-founder, SenCer, spent $187,000 on research and development during calendar year 2009 on ceramic based technologies and igniter development, fuel cell component and materials synthesis development, and composite device development, all projects of which are directly related to our possible future products or to manufacturing costs associated with our future products.

Suppliers

We will require a dependable supply of the following materials for our future products:

•	Ceramic oxides

•	Ceramic fibers

•	Thermal wire

•	Brazing alloys

•	Potting compounds

We do not have any agreements or current arrangements to obtain a guaranteed supply of these materials. We will obtain our materials on an as-needed basis from global suppliers of ceramic oxides and from United States regional suppliers of ceramic fibers, thermal wire, brazing alloys, and potting compounds. Because there are multiple suppliers that exist in each of these materials, we do not expect to encounter any supply difficulties.

We may encounter shortages or supply interruptions, which could result in increased costs for our products or significant delays in the manufacturing process, each of which would have a material adverse effect on our revenues. We may from time to time enter into written agreements should we obtain favorable supplier, delivery and price terms, in particular with regard to fiber suppliers, as a result of process specific specifications required in the supply of the ceramic fiber materials we need.

Seasonal Nature of Business

We do not anticipate any seasonal factors affecting our potential revenues.

Patents and Intellectual Property/Licenses/Trademarks/Franchises

Patents/Intellectual Property

We do not currently own any patents to our proprietary intellectual properties. During the first twenty-four months of our Plan of Operations and contingent upon adequate financing, we, along with SenCer, plan to jointly file patent applications for our processes and technologies.

Licenses/Royalties

As detailed more fully on page 32 of this Prospectus, we have a December 8, 2009 Technology License Agreement with SenCer, wherein SenCer granted to us an exclusive worldwide license to use its existing ceramic composite technology as well as any such technology developed thereafter using the UltraTemp, Ceris or Ceros products for the transportation and appliance gas ignition markets , including gas igniters, appliance igniters, flue gas sensors, automotive sensor heaters, automotive gas sensors, fuel cell stack and components, head and gas distribution products. We, in return for the grant of the license, are required to pay SenCer on a quarterly basis, 2% of the gross sales pertaining to further licensing of the igniter technology or the sale of the process, which includes that technology.

Trademarks

We do not have any trademarks.

Governmental Regulation

We are unaware of and do not anticipate having to expend significant resources to comply with any governmental regulations of the home heating and automotive electronics and accessories industry. We are subject to the laws and regulations of those jurisdictions in which we plan to sell our products, which are generally applicable to business operations such as ours, such as laws relating to health and safety of employees, product safety, and laws affecting the environment, business licensing requirements, income taxes and payroll taxes.

Certification Requirements

On September 30, 2004, The Rochester Institute of Technology, through a Department of Labor grant to prepare a strategic business assessment of SenCer, acquired the CSA International regulations on SenCer’s behalf for hot surface igniters in conjunction with preparing an igniter business plan for us.

The process for CSA certification is typically 1-2 months. We will pre-test the candidate igniters at our facilities and once assured of meeting the requirements outlined in the documented specifications, we will submit a set of test samples to CSA. CSA will then conduct their own independent tests outlined in the industry specifications to insure compliance.

CSA International is a global provider of product testing and certification services for the United States, Canada and countries worldwide, for electrical, plumbing, gas and mechanical products. All suppliers of ceramic igniters are required to have this certification.

Once we enter the manufacturing phase of our business, we expect to seek an Igniter CSA Certification from CSA International and an ISO 9002 Certification from the International Organization for Standardization. The CSA certification is required by OEMs to be able to include igniters in OEM certified equipment. While an ISO 9002 certification is not required, it is a common industry standard.

Compliance with Environmental Laws

SenCer’s facilities and operations, which we will be using for our research and development and manufacturing needs, are subject to a wide spectrum of federal, state and local environmental laws, regulations, ordinances and directives, including those related to air emissions, wastewater discharges and chemical and hazardous waste management and disposal. Additionally, our operations are governed by laws relating to workplace safety and worker health, including the Occupational Safety and Health Act laws. The nature of SenCer’s and our operations expose us to environmental and worker health and safety claims and liabilities, which we believe that SenCer’s current operations are in compliance with. There is no assurance that we will not incur material costs in connection with environmental related liabilities or claims.

We believe that the future cost of compliance with existing environmental laws will not have a material adverse effect on our business, financial condition or results of operations. In so far as our actual future products, all materials are made from stable metal oxides and the solvent system is simple water, which would not likely have a significant environmental impact because the raw materials for these products do not react chemically with the environment either during manufacturing or at the end of their life-cycle. However, future events, such as changes in existing environmental laws or their interpretation or the discovery of presently unknown conditions, may give rise to additional compliance costs or liabilities for the subsidiaries that could have a material adverse effect on our business, financial condition or results of operations.

We do not believe that we have material environmental issues pertaining to our manufacturing facilities from prior owners or leases. The buildings were constructed during the 1960’s and were occupied by a trucking company, who then donated them to Yates County, New York, and were never used by any industrial manufacturing or other concern that to our knowledge would cause environmental claims or liabilities.

Employees

We have five employees:

•

Our Chief Executive Officer/Chief Financial Officer/Chief Accounting Officer/Secretary/Treasurer/Chairman of the Board, Dan Valladao, who directs our operations and directs our marketing program, who is also the Chief Executive Officer/Chairman of the Board of our co-founder, General Automotive;

•	Our Chief Technology Officer/Director, David Burt, who develops our technologies and future products, who is also the President of our co-founder, SenCer;

•	Project Administrator/Bookkeeper;

•	Quality Manager/Technician; and

•	Technician

Our Chief Executive Officer devotes 30% of his time to us and 70% to General Automotive. Once we generate revenues, if ever, we expect that our Chief Executive Officer will devote an increasing but presently indeterminable percentage of his time to us. Our Chief Technology Officer devotes 70% of his time to us and 30% to SenCer.

We use consultants on an as-needed basis to assist us with design, material development, electron microscope, x-ray and chemical analyses. We have thus far used the services of Dr. Matthew Creedon and Dr. P. Darrell Ownby of the Missouri University of Science and Technology for those purposes, who invoice us for their services at the rate of $100 per hour. We have no written agreement with Dr. Creedon or Dr. Ownby pertaining to their consulting services nor do we intend to enter into any written agreement with them. Additionally, we do not intend to hire Dr. Creedon or Dr. Ownby as our employees. Both Dr. Creedon and Dr. Ownby hold PhD Degrees in Material Science.

Material Agreements

Joint Venture Agreement/Amended Joint Venture Agreement between our co-founders, SenCer and General Automotive

On December 6, 2009, SenCer, as a ceramic technology development and manufacturing company that has developed certain technology that has potential application in the automotive and home heating/cooling and appliance industries entered into a Joint Venture Agreement with General Automotive, an automotive parts importing and distribution company to form us and provide technology, marketing and advisory services to us. The agreement provides that SenCer, Inc. will provide its technical expertise and General Automotive will provide its marketing expertise to us. General Automotive will oversee all marketing of our products, and use its and our Chief Executive Officer’s already established relationships, and attempt to engage new relationships, to secure manufacturers, co-manufacturers, and product distributors in arrangements, agreements, co-partnerships or sublicensing agreements. SenCer will continue to provide oversight of all development and technical aspects of our product development and manufacturing. Additionally, the agreement provides that: (a) there will be an initial three member board comprised of Dan Valladao, David Burt, and Samuel Reeder, each for a two year term; (b) we will have one hundred million (100,000,000) authorized shares; (c) we will seek to raise one million dollars of private capital; (d) James Byrd, Jr. (or his company) will provide consulting services to us in strategic business growth and development for which we will pay him 2,800,000 shares of common stock; (e) James Painter (or his company) will provide consulting in the areas of investor relations and shareholder relations, for which he will be paid 2,800,000 shares; (f) Law Office of Frederick M. Lehrer, P A will be paid 400,000 shares for SEC and related legal work; (g) SenCer and General Automotive will each receive 10,750,000 shares for their respective services, know-how and technology; (h) Dan Valladao will be our Chief Executive Officer and David Burt will be our Chief Technology Officer; and (i) Dan Valladao will receive a salary of $5,000 per month for his work as Chief Executive Officer under a three year employment agreement and David Burt will receive an initial base salary of $2,500 per month, both of which will be provided for in a three year employment agreement effective January 1, 2010.

We have an Amended Joint Venture Agreement dated July 13, 2010, which provides that board members may not be removed without the affirmative vote of more than seventy-five percent of our issued and outstanding shares.

Technology License Agreement/Amended Technology License Agreement

On December 8, 2009, SenCer, Inc., the licensor, entered into a Technology License Agreement with us effective as of that same date. The agreement provides that SenCer granted to us a perpetual, irrevocable, exclusive, and non- transferable, unlimited, unrestricted, worldwide license to use its existing ceramic composite technology as well as any such technology developed thereafter using the UltraTemp, Ceris or Ceros products for the transportation and appliance gas ignition markets , including gas igniters, appliance igniters, flue gas sensors, automotive sensor heaters, automotive gas sensors, fuel cell stack and components, head and gas distribution products. In return for the grant of the license, we are required to pay SenCer on a quarterly basis, 2% of the gross sales pertaining to further licensing of the igniter technology or the sale of the process, which includes that technology. Further licensing refers to our core products technologies that will be used in manufacturing other products and/or we enter into manufacturing, co-manufacturing or distribution agreements where licensing of our technology will be an inherent element in such other products. The royalty does not include any other aspects of the license granted in the agreement and is limited to the igniter and any products related to it.

“Derivative Technology” is defined in the agreement as any and all proprietary processes, inventions, discoveries, technology, apparatus, tools, drawings, designs, plans…and any and all other intellectual property or proprietary information discovered, derived or developed from or based on the “Licensor Technology” defined immediately below, or as a result of our use of the Licensor Technology. “Licensor Technology” is defined in the agreement as any and all proprietary processes, inventions, discoveries, technology, apparatus, tools, drawings, designs, plans…and any and all other intellectual property or proprietary information, that presently exists or is developed prior to, on or after the date of the agreement relating in any way to SenCer’s ceramic composite technology using the UltraTemp, Ceris or Ceros products, including gas igniters, appliance igniters, flue gas sensors, automotive sensor heaters, automotive gas sensors, fuel cell stacks and components, heat and gas distribution products, but excluding plastic welding for automotive components, and operational capabilities related thereto. “Fields of Use” means UltraTemp, Ceris or Ceros technology for the transportation or appliance gas ignition markets.

The agreement provides that SenCer, as the licensor of the Derivative Technology, agrees that we are the worldwide owner of: (a) any and all Derivative Technology made or developed by SenCer for us, alone or jointly with others, during the term and within the fields of use; and (b) any and all intellectual property and proprietary rights in such Derivative Technology in the Fields of use, including without limitation the worldwide patents for such Derivative Technology and all subsidiary rights in such Derivative Technology.

The agreement and the license is effective as of the Viability Confirmation Date and will continue in perpetuity; however, if after 5 years any portion of the technology has not been developed or brought to market, the exclusive nature of the license is lost as to the specific aspect of the license, and SenCer may license such technology elsewhere. The Viability Confirmation Date is the date upon which we achieve CSA certification.

The agreement is subject to certain representations and warranties made by SenCer.

We have a June 30, 2010 Amended Technology License Agreement, which removes a previous erroneous reference to an “operating agreement.”

Employment Agreement with Dan Valladao

We entered into an Employment Agreement between us and Chief Executive Officer, Dan Valladao. The term of the employment agreement is from January 1, 2010 to December 31, 2012. In return for his services as our Chief Executive Officer, the agreement provides that Mr. Valladao will receive a base salary of $5,000 per month, plus performance bonuses awarded by our Board of Directors. We may terminate the agreement: (a) for cause, including material breaches of the agreement that are not cured within five (5) business days, a criminal conviction punishable by imprisonment of more than one year involving a crime that includes gross dishonesty or bad morals, engaging in conduct that is detrimental to our reputation, character or standing or that of our shareholders, or a finding by an arbitration panel that the employee breached the non-compete or non-disclosure agreement with us; or (b) without cause by a majority vote of our Board of Directors.

The employee may terminate his employment with “good reason” if: (a) there is any change in the duties and responsibilities of the employee that is inconsistent with the employee’s duties, responsibilities, or status with us; (b) we reduce the employee’s base salary; (c) we relocate our principal executive offices away from Central Florida; (d) we refuse to permit the employee to engage in activities not directly related to our business, which employee was permitted to do prior to the employment agreement; (e) we fail to provide the indemnification provided for in our bylaws or any other written agreement between the employee and us; (f) we fail to obtain the assumption agreement from any successor giving rise to a change in control; or (g) there is any other material breach of this agreement.

Upon the termination of the employment agreement with cause by a majority vote of our Board of Directors, no rights will accrue to the employee prior to the termination date to receive any bonus fully-earned through the date of such termination.

If an employee’s employment is terminated due to death, the employee’s estate will be entitled to receive the base salary through the date of death and any bonus fully earned through the termination date. The employee’s surviving spouse will be eligible for continuation of family benefits subject to compliance with the insurance plan provisions at the full premium rate for a one year period after the termination date due to the employee’s death. The employee’s estate will not be entitled to any other benefits.

In the event of the employee’s disability, either through mental or physical illness, the employee will be entitled to receive the base salary provided for in Section 3 of the agreement accrued through the date of death, any bonus fully earned through the termination date and severance equal to 12 months salary, paid in 12 equal monthly installments. In the event of the employee’s disability, the employee’s estate will be entitled to no other benefits.

The agreement is subject to confidentiality terms prohibiting the disclosure of confidential information.

Employment Agreement with David Burt

We entered into a January 1, 2010 Employment Agreement between us and our Chief Technology Officer, David Burt. The term of the employment agreement is for 24 months from January 1, 2010 to December 31, 2012. In return for his services as our Chief Technology Officer, the agreement provides that he will receive a base salary of $2,500 per month, plus performance bonuses awarded by our Board of Directors.

We may terminate the agreement: (a) for cause, including material breaches of the agreement that are not cured within five (5) business days, a criminal conviction punishable by imprisonment of more than one year involving a crime that includes gross dishonesty or bad morals, engaging in conduct that is detrimental to our reputation, character or standing or that of our shareholders, or an arbitration panel finding that the employee breached the non-compete or non-disclosure agreement with us; or (b) without cause by a majority vote of our Board of Directors.

The employee may terminate his employment with “good reason” if: (a) there is any change in the duties and responsibilities of the employee that is inconsistent with the employee’s duties, responsibilities, or status with the company; (b) we reduce the employee’s base salary; (c) we relocate our principal executive offices away from Central Florida; (d) we refuse to permit the employee to engage in activities not directly related to our business, which employee was permitted to do prior to the employment agreement; (e) we fail to provide the indemnification provided for in our bylaws or any other written agreement between the employee and us; (f) we fail to obtain the assumption agreement from any successor giving rise to a change in control; or (g) there is any other material breach of this agreement.

Upon the termination of the employment agreement with cause by a majority vote of our Board of Directors, no rights will accrue to the employee prior to the termination date to receive any bonus fully-earned through the date of such termination.

If an employee’s employment is terminated due to death, the employee’s estate will be entitled to receive the base salary through the date of death and any bonus fully earned through the termination date. The employee’s surviving spouse will be eligible for continuation of family benefits subject to compliance with the insurance plan provisions at the full premium rate for a one year period after the termination date due to the employee’s death. The employee’s estate will not be entitled to any other benefits.

In the event of the employee’s disability, either through mental or physical illness, the employee will be entitled to receive the base salary provided for in Section 3 of the agreement accrued through the date of death, any bonus fully earned through the termination date and severance equal to 12 months salary, paid in 12 equal monthly installments. In the event of the employee’s disability, the employee’s estate will be entitled to no other benefits.

The agreement is subject to confidentiality terms prohibiting the disclosure of confidential information.

Consulting Agreement with Emerging Markets Consulting, LLC

We entered into an agreement on December 14, 2009 with Emerging Markets Consulting, LLC, a Florida limited liability company controlled by James S. Painter, which provides that Emerging Markets Consulting, LLC will provide us, for a term of twelve (12) months, with various advertising and marketing services in exchange for our issuing it 2,800,000 shares of our restricted common stock that are deemed earned upon execution. We have indemnified Emerging Markets Consulting, LLC and its officers in the agreement against liabilities as a result of the relationship between us and Emerging Markets Consulting, LLC.

Business Consulting Agreement with Byrd & Company, LLC

We have a February 1, 2010 agreement with Byrd & Company, LLC, a Florida limited liability company owned and controlled by James Byrd, Jr., which provides that Byrd & Company, LLC will provide us with business consulting services for a period of twelve months, including to consult and advise about: (a) our corporate structure and strategic advice in connection with going public; (b) engaging appropriate SEC counsel, auditors, transfer agents and other professionals for the purpose of going public as a registered fully reporting public company. We have paid Byrd & Company, LLC: (a) a one time cash consulting fee of $10,000, which includes all initial work and costs associated with coordinating initial audit and filings with the SEC attorney and auditor, as well as use of Consultant’s office located at 2295 S. Hiawassee Rd., Suite. 414, Orlando, Florida 32835 for initial temporary office space, until April 2010, and to initial use of his administrative staff during the first 120 days to assist with SEC documentation and filings for us; (b) 2,800,000 shares of our restricted common stock, which shares will be deemed to be fully vested and earned upon the execution of the agreement.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Cautionary Statement

The following discussion and analysis should be read in conjunction with the balance sheet as of March 31, 2010 and the financial statements for the period December 7, 2009 (Inception) to March 31, 2010 included with this Form S-1. The results shown herein are not necessarily indicative of the results to be expected for any future periods.

This discussion contains forward-looking statements, based on current expectations with respect to future events and financial performance and operating results, which statements are subject to risks and uncertainties, including but not limited to those discussed below and elsewhere in this Prospectus that could cause actual results to differ from the results contemplated by these forward looking statements. We urge you to carefully consider the information set forth in this Prospectus under the heading “Note Regarding Forward Looking Statements” and “Risk Factors”.

General discussion

We are a development stage entity incorporated in the State of Florida on December 7, 2009. We are in the business of developing gas appliance igniters, oxygen sensors, fuel cells, and brake pad products using SenCer’s proprietary technologies for the automotive, home appliance heating and cooling industries. Readers are referred to the cautionary statement, which addresses forward-looking statements made by us.

Overview

We are an early stage development business, with no revenue generating options and we do not expect to generate revenues, if ever, until the first quarter of 2011. We are currently focused on and committed to developing gas appliance igniters, oxygen sensors, fuel cells, and brake pad products using proprietary technologies, licensed to us by our founding shareholders, for the automotive, home appliance, heating and cooling industries.

In order to commence revenue generating operations, we will need to complete development of our igniter, and once it is ready for commercial use, begin marketing and selling the product. We will then proceed to complete development of our O2 sensor fuel cells and brake pad products. As soon as we have completed development of these future products, we will begin marketing and selling them to companies within the industries we have identified as the industries which are the focus of our product development.

Results of operations

For the period, December 7, 2009 (Inception) to March 31, 2010, we did not generate any revenues and incurred a net loss of approximately $415,000, or $0.02 per weighted average number of outstanding shares. During this period, our expenses related primarily to preparation and implementation of our planned operations and included, in addition to normal general and administrative and research and development expenses, professional fees and stock compensation expenses for consulting and professional services, of approximately $51,000 and $300,000, respectively.

Plan of Operations

Our Plan of Operations detailed below generally involves the development, testing, patent filings, and marketing of the following future products:

Future Product	Product Categories
Igniter	UltraTemp-C (Base Composite) “CERIS” (Technology and to be branded abbreviation for “Ceramic Igniter System”)

Oxygen Sensor	UltraTemp-C (Base Composite) “CEROS” (Technology and to be branded abbreviation for “Ceramic Oxygen Sensor”)

Fuel Cell	UltraTemp-C (Base Composite) (CEROFC) (Technology and to be branded abbreviation for “Ceramic Oxide Fuel Cell”)

Brake Pads	UltraTemp-C CEROB (Technology and to be branded abbreviation for “Ceramic Oxide Brake”)

These products will be geared towards the home heating and cooling system, automobile heater, automotive sensor and brake pads industries.

Our Plan of Operations is contingent upon receiving adequate financing totaling $1,300,000. We have no commitments or assurances that we will ever be successful in obtaining adequate financing.

Future Product	Development Time Period	Estimated cost
Igniter	First 6 months of Plan of Operations	$150,000
Igniter Scale-up	Next 12 Months	$750,000
Oxygen Sensor Prototype	First 18 months of Plan of Operations	$100,000
Fuel Cell Prototype	First 24 months of Plan of Operations	$150,000
Brake Pads	First 24 months of Plan of Operations	$150,000
Total		$1,300,000

Additional estimated costs include: (a) $150,000 for two patents to be filed with the United States Patent and Trademark Office that will pertain to processing and device patents; and (b) scale up of future prototypes, which is inestimable until the prototype phase is completed and potential partner negotiations are completed.

Plan of Operation Steps:

•	Complete development of our future products as working prototypes;

•	Complete internal and external testing of our future products;

•	Demonstrate the advantages of our products to targeted industry users or applications;

•	Market our future products by demonstrating their effectiveness at OEMs within a simulated environment;

•	Fabricate an initial design;

•	Further develop and perfect a conductive ink system that will provide high life cycle;

•	Develop and perfect our Ceris based technology;

•	Interface our marketing efforts to end user OEMs and end users;

•	Provide a written evaluation and input to OEMs for final design;

•

Fabricate our final shape and refine our design process for our OEM customers to develop: (a) standard shapes based upon the OEMs input and specifications; and (b) develop additional shapes on an as needed basis to fulfill an OEMs individual specifications;

•

Develop the testing software, otherwise referred to as a Cycling and Gas Ignition Bench Software, which simulates the OEMs environment to conduct testing that reveals the usage time of our future products;

•

In conjunction with the above step, write a standard set of software based test programs that will conform to CSA requirements and test: (a) igniter timing; (b) aging; (c) voltage; (d) calculated resistance; (d) temperature; and (e) oxygen level performance;

•	CSA Testing will be conducted upon our final product design at CSA authorized facilities for final certification of the finished product to the OEM;

•

Our Chief Technology Officer will conduct a final assessment of the manufacturing process in conjunction with: (a) manufacturing an initial lot of our individual future products; and (b) the patent design for the Ceris technology based patent for each of our future products and ancillary process patents;

•	We and SenCer will jointly file patents with the United States Patent and Trademark Office;

•

Once suitable OEM candidates are ready to adopt our technologies and conduct testing, we will complete a portable prototype station to present our produce and technologies at the OEMs place of business for their evaluation;

•

If increased demand for our products occur, we will scale up our manufacturing process to purchase additional capital equipment, such as computerized numerically controlled equipment, which are machining centers to fabricate the igniter, automated inking equipment, and high temperature furnaces for the hardening process; and

•	Seek co-development partners for the development of our fuel cell and brake pads.

Our Plan of Operations assumes that we will have sufficient financing to accomplish the above tasks and is subject to various risk factors contained in our risk factor section, including whether or not we have adequate financing to proceed with our Plan of Operations.

Liquidity

We sought to raise up to $1,250,000 from our initial private offering. Due to market conditions, we were only able to raise $221,000 from that private offering. Management determined that the $221,000 amount was sufficient to complete development of a working prototype of the “igniter” and that it was in our best interests to close the offering and proceed with an S-1 Registration Statement because with a working prototype of at least one of its planned products, we would be in a better position to attract additional capital for further development of its products, and for bringing those products to market.

For the period December 7, 2009 (Inception) to March 31, 2010, we used approximately $89,000 for operating activities, primarily the result of a cash loss of approximately $115,000, partially offset by an increase in accounts payable and accrued expenses of approximately $26,000.

We used approximately $26,000 for investing activities, which represents the purchase of a piece of equipment used in our research and development center located in New York State.

We had $196,000 from financing activities, which represents cash proceeds received from the sale of our common stock.

At March 31, 2010, we had approximately $82,000 in cash on hand available to support our current operations.

Contractual Obligations

Our technology license agreement provides for our having a long term obligation to pay SenCer on a quarterly basis, 2% of the gross sales or further licensing of the igniter technology, or the sale of the products which include the igniter technology. We believe that this royalty provision will have a limited impact on operations once we commercialize products because of the reduced material costs of our igniter compared to competitors. We have no other material long term debt or capital lease or purchase obligations or long term liabilities. We do have operating lease obligations as detailed in our Property Section at page 39.

Going Concern

We have incurred net losses and losses from operations and we expect that we will continue to have negative cash flows as we implement our business plan. There can be no assurance that our continuing efforts to execute our business plan will be successful and that we will be able to continue as a going concern. The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate our continuation as a going concern.

We currently do not have sufficient cash to sustain us for the next twelve months and we will require additional financing in order to execute our operating plan and continue as a going concern. In the event that financing does not materialize, we may be unable to implement our current plans for expansion, pay our obligations as they become due or continue as a going concern, any of which circumstances would have a material adverse effect on our business, prospects, financial condition and results of operations.

Critical Accounting Policies

Our critical accounting policies, including the assumptions and judgments underlying them, are disclosed in the Notes to the Financial Statements. We have consistently applied these policies in all material respects. We do not believe that our operations to date have involved uncertainty of accounting treatment, subjective judgment, or estimates, to any significant degree.

Uncertainties and Trends

Our operations and possible revenues are dependent now and in the future upon the following factors:

•	Whether we successfully develop and commercialize our products;

•	If we fail to compete effectively in the intensely competitive igniter, fuel cell, and brake pad areas, our operations and market position will be negatively impacted; and

•

The recent economic downturn and related credit and financial market crisis may adversely affect our ability to obtain financing, conduct our operations and realize opportunities to successfully bring our technologies to market.

Off-balance Sheet Arrangements

We do not have any off-balance sheet arrangements that would have any current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Quantitative and Qualitative Disclosures About Market Risk

Inapplicable. We have no investments in market risk sensitive instruments or in any other type of securities.

Financial Statements and Supplementary Data

Our financial statements, notes and supplementary data are included in pages F-1 to F-18 incorporated herein by reference.

Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

None

DESCRIPTION OF PROPERTY

Temporary Corporate Headquarters/Lease with Byrd & Company, LLC

On December 8, 2009, we entered into a twelve month operating lease for temporary office space with Byrd and Company, LLC which is controlled by James Byrd, our shareholder and consultant. The lease originally provided for a monthly payment of $2,500 plus sales tax, but was later canceled and replaced with a one-time payment of $10,000 for initial services provided in connection with coordinating initial audit and filings with the Commission, use of Byrd and Company, LLC’s office located in Orlando, Florida through April 2010, and initial use of Mr. Byrd’s administrative staff during the first 120 days of our operations. Mr. Byrd made the office space available to us free of charge through May 2010, at which time we changed our offices to SenCer’s offices in New York.

Lease of Production Space and Research and Development/Corporate Headquarters

We have a lease agreement with Finger Lakes Economic Development Center located in Penn Yan, New York effective as of May 4, 2010. As of June 1, 2010, we moved our corporate headquarters from the temporary office space in Orlando, Florida as described immediately above. The leased space consists of the following space we share with SenCer and as agreed to by SenCer: (a) the second floor of the Canandaignua Building, which consists of 4,200 square feet, 1/2 of which is office shared equally by SenCer and us and 1/2 of which is used for research and development by SenCer and us; and (b) the Keuka Building, which consists of an 8,000 square foot pilot/production plant and 2,000 square feet devoted to research and development. All such space is used for common purposes between us and SenCer in the Canandaignua Building and also Suite 210 of the Keuka Business Park building located in Jerusalem, New York; however, the following space is devoted exclusively for SenCer’s use: (a) 100 square feet located in the Canandaignua Building for research and development; and (b) 100 square feet in the Keuka Building for production use. The lease term is for a one year term from May 1, 2010 to April 30, 2011 and our monthly rental payment is $4,450 plus a $450 monthly utility allowance. We are solely responsible for the rent and there is no provision for SenCer to issue an invoice to us for the use of the space we commonly use. We have agreed that the leased premises shall be used solely and exclusively for the purpose of production, assembly, warehousing, and distribution of composite material known as “UltraTemp”. Both buildings are occupied by SenCer and our employees who will engage in research and development and production activities in connection with our business.

We have no policy with respect to investments in real estate development or interests in real estate, and no policy with respect to investments in real estate mortgages. Further, we have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

SenCer and Us

We issued 10.75 million shares to our co-founder SenCer on December 8, 2009 in accordance with the terms of our Technology License Agreement with SenCer. The 10.75 million shares were valued by us and SenCer at a stipulated and agreed value of one penny ($.01) per share, which is the par value of our common stock, or an aggregate value of $215,000 (21.5 million shares at $.01 per share), and is so reflected in our financial statements. The accounting principle that forms the basis of the $215,000 valuation is that we are treating the technology license as an intangible asset as one with an indefinite life.

SenCer/David Burt

SenCer, our co-founder, owns 10,750,000 restricted shares of our common stock. David Burt, our Chief Technology Officer/Director is SenCer’s Chief Executive Officer, owns 50% of SenCer, over the technologies to us and we are required to pay SenCer 2% of the gross sales pertaining to further licensing if the igniter technology or the sale of process which includes that technology.

SenCer/Samuel Reeder

Samuel Reeder, our Director, is also a Director of SenCer. Reeder Ventures, a company under Samuel Reeder’s control, loaned SenCer $1,213,000, as follows: (a) $400,000 on or about July 21, 2002, increased to $500,000 on or about February 28, 2003, which carries a cumulative interest rate of prime plus 3%, and is convertible into SenCer Class A stock at a conversion rate of $200.00 per share of SenCer’s Class A stock, which is SenCer’s only voting stock; and (b) $500,000 on or about July 26, 2005, which carries a cumulative interest rate of prime plus 3%, and is convertible into SenCer’s Class B stock at a conversion rate of $140.00 per share of SenCer’s Class B stock. Additionally, Samuel Reeder individually loaned SenCer $213,000 from 2005-2009, which carries a 7% cumulative interest rate. The loan agreements expire on June 30, 2012. Should the Reeder Ventures’ loans in (a) and (b) be converted, Samuel Reeder will indirectly control through Reeder Ventures: (a) with respect to the Class A voting stock, Reeder Ventures is owed $500,000 principal and $341,636 of interest, which upon conversion would result in Reeder Ventures holding up to 4,208 Class A shares or 28.6% of SenCer’s Class A shares; and (b) with respect to the Class B non-voting stock, Reeder Ventures is owed $500,000 plus $304,451 of interest, which would result in Reeder Ventures holding up to 5,746 Class B non-voting shares of SenCer or 35% of the Class B shares.

General Automotive/Dan Valladao

General Automotive, our co-founder, and an SEC reporting company, owns 10,750,000 restricted shares of our common stock. Our Chief Executive Officer/Chief Financial Officer/Chief Accounting Officer/Chairman of the Board, Dan Valladao, is also the Chief Executive Officer/Chairman of the Board of General Automotive. Mr. Valladao owns 24% of General Automotive’s outstanding shares composed of:

(a)	2,315,51 shares of General Automotive’s common shares;

(b)	400,000 options to convert into 400,000 common shares at an exercise price of $0.385, and to be exercised at any time within a 60 day period; and

(c)	10,000,000 options to convert into 10,000,000 common shares at an exercise price of $0.04, and to be exercised at any time within a 60 day period.

Shares purchased by related parties or issued for services as defined by Regulation S-K Item 404 in the 2010 private placement are as follow:

Related Person	Number of Shares Purchased	Consideration Paid
SenCer, Inc.	10,750,000	Services
General Automotive Company	10,750,000	Services
Byrd & Company, LLC	2,800,000	Services

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained. A shareholder in all likelihood, therefore, will not be able to resell his or her securities should he or she desire to do so when eligible for public resales. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops. We have no plans, proposals, arrangements, or understandings with any person with regard to the development of a trading market in any of our securities.

OTC Bulletin Board Qualification for Quotation

To have our shares of common stock on the OTC Bulletin Board, a market maker must file an application on our behalf with the Financial Industry Regulatory Authority, otherwise known as FINRA, in order to make a market for our common stock. We have not engaged in any discussions with a FINRA Market Maker to file an application on Form 211 with the FINRA.

Penny Stock Considerations

Our shares will be “penny stocks” as that term is defined in Securities Act Rule 3a 51-1 as, among other things as having a price of less than $5.00 per share as set forth in Exchange Act Rule 3-a51-(1)(d). Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser’s written consent to the transaction prior to the sale. Generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with his or her spouse is considered an accredited investor. In addition, under the penny stock regulations the broker-dealer is required to:

•

Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

•	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

•

Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer’s account, the account’s value and information regarding the limited market in penny stocks; and

•

Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction, prior to conducting any penny stock transaction in the customer’s account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

Holders

As of the date of this Prospectus, we have 37 holders of record of our common stock.

Dividend Policy

Holders of our common stock are entitled to dividends if declared by our Board of Directors out of funds legally available for payment of dividends. From our inception to the date of this Prospectus, we have not declared any cash dividends on our common stock since and do we not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

Equity Compensation Plans

As of the date of this Prospectus, we did not have any equity compensation plans.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Clear Trust, LLC, a Florida Limited Liability Company which has been registered with the SEC as a transfer agent since March 20, 2009. Clear Trust is located at 17961 Hunting Bow Circle, Suite 102, Lutz, Florida 33558.

Reports to Shareholders

As a result of this offering as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission through December 31, 2010, including a Form 10-K for the year ended December 31, 2010, assuming this registration statement is declared effective before that date. We do not intend to voluntarily file a registration statement on Form 8-A, which would subject us to all of the reporting requirements of the 1934 Act, including the SEC’s proxy rules of the SEC and subject our officers, directors and 10% stockholders to submit reports to the SEC on their stock ownership and stock trading activity. We are not required under Section 12(g) or otherwise to become a mandatory 1934 Act filer unless we have more than 500 shareholders and total assets of more than $10 million on December 31, 2010. Because we will not file a registration statement on Form 8-A at or prior to December 31, 2010, we will continue as a voluntary reporting company and will not be subject to the proxy statement or other information requirements of the 1934 Act, our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form S-1. This Prospectus does not contain all of the information set forth in the registration statement, the exhibits to the registration statement and any periodic filings. In addition, we will file periodic reports with the SEC, including quarterly reports and annual reports which include our audited financial statements. For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC’s Public Reference Room at 100 F St., N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

Our Board of Directors elects our executive officers annually. A majority vote of the directors who are in office is required to fill vacancies. Each director shall serve until his successor is elected and qualified, or until his earlier resignation or removal. Our directors and executive officers are as follows:

Name	Age	Positions Held Since December 7, 2009
Dan Valladao	45	President & CEO, CFO/CAO/Treasurer/Secretary/Chairman of the Board
David Burt	55	Chief Technology Officer, Director
Samuel Reeder	79	Director

Dan Valladao – President/Chief Executive Officer/Chief Financial

Officer/CAO/Treasurer/Secretary/Chairman of the Board

Dan Valladao has been our Chairman of the Board, President and Chief Executive Officer since December 7, 2009. Mr. Valladao has 25 years of automotive experience, predominately in the areas of retail, wholesale and original equipment manufacturer sales channels. Since November 2009, Mr. Valladao has been the Chairman, President and Chief Executive Officer of General Automotive Company, an SEC reporting company. From September 2004 to present, Mr. Valladao was President and Founder of OE Source LC, an automotive parts distributor located in Orlando, Florida, which merged into General Automotive in February 2008 as a wholly owned subsidiary of General Automotive Company. From March 1998 to September 2004, Mr. Valladao was the Vice President of Sales and Marketing for APS International, a global manufacturer and distributor of automotive products based in Los Angeles, California and Singapore. From August 1988 to March 1996, Mr. Valladao was an Executive Vice President of Mobile Living Corporation, a retailer of vehicle accessories, located in Concord, California. From November 1996 to March 1998, he was a sales representative of HSG Corporation, a manufacturer’s representatives firm located in Brentwood, California where he was responsible for sales to Original Equipment Manufacturer companies, including Ford Motor, General Motors, Chrysler, Honda and Toyota.

David Burt – Chief Technology Officer/Director

David D. Burt has been our Director and Chief Technology Officer since December 7, 2009. Since 1994, Mr. Burt has been the President and Founder of SenCer, Inc. , a New York State “C” Corporation, located in Penn Yan, New York. At SenCer, Inc., for approximately 14 years, he has directed, designed, developed and manufactured electronic ceramic components that are used primarily for electronic manufacturing of discrete devices, including automobile sensor products and a new worldwide marketed composite material that is used for high purity electronic manufacturing. SenCer has developed a ceramic composite material used in high temperature electronic component manufacturing and conducts research and manufacturing into high temperature fuel cells, automotive sensors and commercial electronic products. “SenCer has four employees: (a) Mr. Burt, its President; (b) an accounting/administrative person; (c) a quality assurance manager; and (d) a technician. SenCer’s business has primarily focused on research and development of ceramic based materials and has earned revenues ranging from $100,000 to $350,000 since its inception in 1994.

From January 1991 to December 1994, Mr. Burt was the owner of ARETE, a consulting firm located in St. Louis, Missouri that developed automotive oxygen sensors. From January 1987 to December, 1990, Mr. Burt was the founder and president of Digital Controls Incorporated, a Missouri “S” corporation located in Rolla, Missouri that developed process controls systems and materials for the materials industry. From October 1984 to December 1986, Mr. Burt was the President/Founder of MRD Corporation, a process control firm located in Rolla, Missouri, which developed high temperature analytical equipment. From August 1978 to July 1983, Mr. Burt was a process research engineer with the Miami Laboratory of Eagle-Picher Industries located in Miami, Oklahoma, including having conducted ceramic nuclear materials research. In June 1978, Mr. Burt received a Bachelor of Science Degree in Ceramic Engineering from Alfred University located in Alfred, New York. In May 1990, Mr. Burt received a Master of Science Degree in Ceramic Engineering from the University of Missouri-Rolla located in Rolla, Missouri.

Samuel Reeder – Director

Samuel Reeder has been our Director since December 7, 2009. Since June 2002, he has been a Director of SenCer, Inc. In May 1986, Mr. Reeder acquired Ferronics, an electronics manufacturing firm located in Fairport, New York and served as its Chief Executive Officer until November 1999, at which time Mr. Reeder’s son, Timothy Reeder, became Chief Executive Officer. Mr. Reeder has been Ferronics’ Chairman of the Board since its inception. From 1964 to 1985, Mr. Reeder was employed by Itek Corporation’s Graphic Products Division, a Reprographic Products firm located in Rochester, New York, having served in increasingly responsible product, marketing, and executive management positions, and then becoming its Senior Vice President of Sales and Marketing from 1984 to 1985. From 1957 to 1964,

Mr. Reeder was employed by Champion Paper Company, a Paper Products firm located in Hamilton, Ohio in various sales and marketing roles. In 1950, he received a Bachelor of Arts Degree from Hamilton College located in Clinton, New York. From 1951 to 1955, Mr. Reeder served with the United States Air Force and served a combat tour in Korea. In 1957, he received a Master of Business Administration from Harvard University located in Boston, Massachusetts.

Our Directors’ Experience, Qualifications, Attributes or Skills

Messrs. Directors Valladao, Burt and Reeder were chosen as our Directors because of their respective background and skills in areas that are applicable to our business plan.

Mr. Valladao is the Chief Executive Officer of General Automotive, an SEC reporting company, and already has established relationships in the automotive parts distribution industry, particularly in distribution of oxygen sensors. Mr. Valladao will assist us in bringing our automotive products to market through the relationships and distribution channels that he has developed as well as further relationships that he will attempt to develop. Further, he is familiar with managing an SEC reporting company due to his experience as the Chief Executive Officer of General Automotive.

David Burt was chosen as a Director (and our Chief Technology Officer) since he is the primary inventor of our products, and in charge of our development. As such, he provides our Board of Directors with key technical insight and experience related to our technologies.

Mr. Reeder was chosen as a Director due to his strong business and financial skills. He graduated from Harvard University with a Masters in Business Administration and he managed and owned Ferronics, a manufacturing and distribution company from May 1996 until November 1999 and continued to serve its chairman of the board.

Family Relationships and Other Matters

There are no family relationships among or between any of our officers and directors.

Legal Proceedings

To the best of our knowledge, none of our directors or executive officers have been convicted in a criminal proceeding, or has been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors, director nominees or executive officers have been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Corporate Governance and Board Committees

Our Board of Directors has not established an audit, executive or director compensation committee, nominating or governance committees as standing committees or other board committee performing equivalent functions. Our Board of Directors does not have an executive committee or committees performing similar functions. The three members of our Board of Directors will participate in discussions concerning the matters that are performed by these committees.

No Director Independence

We are not currently listed on a national securities exchange or in an inter-dealer quotation system that has requirements that a majority of the board of directors be independent. Our Board of Directors has determined that no members of the Board are “independent” under the definition set forth in the listing standards of the NASDAQ Stock Market, Inc., which is the definition that our Board of Directors has chosen to use for the purposes of the determining independence, as the OTCBB does not provide such a definition. Therefore, none of our current Board members are independent.

Other Directorships

Our Chief Executive Officer/Chairman of the Board is also Chief Executive Officer/Chairman of the Board of General Automotive Company, an SEC reporting company that files its periodic and other reports under Section 13 or 15(d) of the Securities and Exchange Act of 1934. General Automotive is our co-founder and performs marketing services for us.

Our Chief Technology Officer/Director is also the President/Director of our co-founder, SenCer, a private technology company. SenCer performs technology services for us and licenses its technologies to us.

Conflicts of Interest

Our directors are not obligated to commit their full time and attention to our business; accordingly, they may encounter a conflict of interest in allocating their time between our operations and those of other businesses. In the course of their other business activities, they may become aware of investment and business opportunities which may be appropriate for presentation to us as well as other entities to which they owe a fiduciary duty. As a result, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. They may also in the future become affiliated with entities, engaged in business activities similar to those we intend to conduct.

In general, officers and directors of a corporation are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would be unfair to the corporation and its stockholders not to bring the opportunity to the attention of the corporation.

Code of Ethics

We have not yet adopted a Code of Ethics. We plan to adopt a Code of Ethics that obligates our directors, officers and employees to disclose potential conflicts of interest and prohibits those persons from engaging in such transactions without our consent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding voting securities, our directors, our executive officers, and our executive officers and directors as a group. To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown.

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.

Title of class	Co-Founders:	Amount of Beneficial Ownership	Percent of class
Common	General Automotive Company [1]	10,750,000 shares	36.18%
	5422 Carrier Drive, Suite 309, Orlando, FL 32819
Common	SenCer, Inc. [2]	10,750,000 shares	36.18%
	One Keuka Business Park, Penn Yan, NY 14527
	Co-Founders as a Group Current Executive Officers and Directors:	21,000,500 shares	72.36%
	Dan Valladao, CEO, CFO, Chairman of the Board [3]	0 shares	0
	2295 South Hiawassee Road, Suite 414, Orlando, FL 32835
	David Burt, CTO, Director [4]	0 shares	0
	One Keuka Business Park, Penn Yan, NY 14527
	Samuel Reeder, Board Member	0 shares	0
	One Keuka Business Park, Penn Yan, NY 14527
	Current Executive Officers and Directors as a Group More than 5% Beneficial Owners:	0 shares	0%
Common	James Byrd, Jr. [5]	2,790,000 shares	9.39%
	8815 Conroy Windermere Road, Suite 417, Orlando, FL 32835
Common	James Painter [6]	2,890,000 shares	9.73%
	10724 High Crest Court, Howey In The Hills, FL 34737

1 General Automotive’s Board of Directors by majority vote has sole voting and investment power over the 10,750,000 of our common shares that it owns.

2 SenCer’s Board of Directors by majority vote has sole voting investment power over the 10,750,000 of our common shares that it owns.

3 Our Chief Executive Officer, Dan Valladao, owns 21.2% of General Automotive’s issued and outstanding shares of common stock.

4 Our Chief Technology Officer, David Burt, owns 51% of SenCer’s outstanding shares.

5 James Byrd, Jr. indirectly owns 9.39%, a total of 2,790,000 of our outstanding common shares composed of (a) 2,600,000 through

Byrd & Company, LLC, a Florida Limited Liability Company that Mr. Byrd is the Managing Member of and which he owns and controls and (b) an additional 190,000 shares owned through Mr. Byrd’s retirement account, James Byrd, Jr., SEP-IRA.

6 James Painter owns 9.73%, a total of 2,890,000 of our outstanding common shares composed of (a) his indirect ownership of 2,700,000 shares of our common stock through Emerging Markets Consulting, LLC, A Florida Limited Liability

Company that Mr. Painter is the Managing Member of and which he owns and controls; and (b) an additional 190,000 shares owned through his wife, Ryan Painter, as joint tenants in the entirety.

This table is based upon information derived from our stock records. Applicable percentages are based upon 29,710,000 shares of common stock outstanding as of the date of this Prospectus.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our Principal Executive Officer, our two most highly compensated executive officers other than our CEO who occupied such position at the end of our latest fiscal year, and up to two additional executive officers who would have been included in the table below except for the fact that they were not executive officers at the end of our latest fiscal year, by us, or by any third party where the purpose of a transaction was to furnish compensation, for all services rendered in all capacities to us for the fiscal years ended March 31, 2010.

Summary Equity Awards Table

Name	Title	Year	Salary		Bonus	Stock awards	Option awards	Non-Equity Incentive Plan Compensation	Non qualified Deferred compensation	All other compensation	Total
Dan Valladao	Principal Executive Officer/Principal Financial Officer	2009 2010	$60,000	*	0 0	0	0 0	0 0	0 0	0 0	0 $	60,000
David Burt	Chief Technology Officer	2009 2010	$30,000	**	0 0		0	0	0	0		$30,000

Messrs. Valladao and Burt received no salary during 2009 and their salary for 2010 began on January 1, 2010.

We do not pay Mr. Burt or SenCer for any services rendered other than those terms contained in our employment agreement with Mr. Burt and the amended Technology License Agreement between SenCer and us. When we first began our operations, we were paying SenCer a monthly fee and they were paying for our space and employees for us. Once we established our operational team in our New York facility in our own name and hired all of the necessary employees directly, we ceased this practice and we are now paying for our rent, labor, and other costs. Thus, other than the amended Technology License Agreement and Employment Agreement, we do not have any agreements written or verbal in which we pay Mr. Burt or SenCer for services rendered for us.

*	Through June 30, 2010, we have paid Mr. Valladao salary of $30,000.
**	Through June 30, 2010, we have paid Mr. Burt salary of $16,250.

Option Grants

We did not grant any options or stock appreciation rights to our named executive officers or directors from our inception to the date of this Prospectus. As of the date of this Prospectus, we did not have any stock option plans.

Compensation of Directors

Our directors did not receive any compensation for their services as directors from our inception to the date of this Prospectus. We have no formal plan for compensating our directors for their services in the future in their capacity as directors.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits to our directors or executive officers. We have no material bonus or profit sharing plans in which cash or non-cash compensation is or may be paid to our directors or executive officers, except for employment agreements with our executive officers, which provide that our executive officers may be awarded bonuses awarded by our Board of Directors.

Compensation Committee

We do not currently have a compensation committee of the Board of Directors or a committee performing similar functions. The Board of Directors as a whole participates in the consideration of executive officer and director compensation.

Board of Directors

Director Compensation

Name	Year ended	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Dan Valladao	2009 2010	0	0	0	0	0	0	0
David Burt	2009 2010	0	0	0	0	0	0	0
Samuel Reeder	2009 2010	0	0	0	0	0	0	0

Our directors have not received any direct compensation as reflected above.

Patrick Rodgers, CPA, PA

309 E. Citrus Street

Altamonte Springs, FL 32701

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Management

GreenCell, Incorporated.

2295 South Hiawassee Road

Suite 414

Orlando, Florida, FL 32835

I have audited the accompanying balance sheet of GreenCell, Incorporated (“the Company”), a development stage company, as of March 31, 2010 and the related statements of operations, retained earnings, stockholders’ equity, and cash flows for the four months then ended. These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor was I engaged to perform, an audit of its internal control over financial reporting. My audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, I express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GreenCell, Incorporated as of March 31, 2010, and the results of its operations and their cash flows for the four months then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company is in development stage, has experienced losses from operations since inception, and has not established a source of revenue. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in this regard are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Patrick Rodgers, CPA, PA

Patrick Rodgers, CPA, PA

Altamonte Springs, Florida

May 24, 2010

Except Note 3 and Note 7 – June 29, 2010

GreenCell Incorporated

(A Development Stage Company)

Balance Sheet

March 31, 2010
ASSETS
Current assets:
Cash	$81,574

Total current assets	81,574
Equipment, net of accumulated depreciation	25,500
Other assets:
Technology license	215,000

Total assets	$322,074

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$25,994

Total current liabilities	25,994

Stockholders’ equity:
Common stock, $.01 par value, authorized 100,000,000 shares; 29,460,000 issued and outstanding as of March 31, 2010	294,600
Additional paid-in capital	416,400
Accumulated deficit during development stage	(414,921)

296,079

Total liabilities and stockholders’ equity	$322,074

The accompanying notes are an integral part of these financial statements.

GreenCell, Incorporated

(A Development Stage Company)

Statement of Operations

	For the Four Months Ended March 31, 2010	For the Period December 7, 2009 (Inception) to March 31, 2010
Revenue	$—	$—

Expenses:
General and administrative	34,617	34,617
Consulting fees	295,000	295,000
Professional fees	56,070	56,070
Research and development	29,234	29,234

Total expenses	414,921	414,921

Net loss	$(414,921)	$(414,921)

Weighted average number of common shares outstanding, basic and fully diluted	24,772,851	24,772,851

Net loss per weighted share basic and fully diluted	$(0.02)	$(0.02)

The accompanying notes are an integral part of these financial statements.

GreenCell, Incorporated

(A Development Stage Company)

Statement of Changes in Stockholders’ Equity

				Accumulated Deficit During Developmental Stage	Total Stockholder’s Equity
			Additional Paid-in Capital
	Common Stock
	Shares	Amount
December 7, 2009
Shares issued for cash	1,960,000	$19,600	$176,400	$—	$196,000
Shares issued for services	6,000,000	60,000	240,000	—	300,000
Shares issued for technology license	21,500,000	215,000	—	—	215,000
Net income December 7, 2009 (Inception) to March 31, 2010	—	—	—	(414,921)	(414,921)

Balance, March 31, 2010	29,460,000	$294,600	$416,400	$(414,921)	$296,079

The accompanying notes are an integral part of these financial statements.

GreenCell Incorporated

(A Development Stage Company)

Statement of Cash Flows

	For the Four Months Ended March 31, 2010	For the Period December 7, 2009 (Inception) to March 31, 2010
Cash flows from operating activities
Net loss	$(414,921)	$(414,921)
Adjustments to reconcile net loss to net cash:
Stock-based compensation	300,000	300,000
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	25,994	25,994

Net cash used in operating activities	(88,927)	(88,927)

Cash flows from investing activities
Purchase of equipment	(25,500)	(25,500)

Net cash used in investing activities	(25,500)	(25,500)

Net cash from financing activities
Issuance of common stock	196,000	196,000

Net cash provided by financing activities	196,000	196,000

Net increase in cash	81,574	81,574
Cash, beginning of period	—	—

Cash, end of period	$81,574	$81,574

Supplemental information:
Issuance of 5,600,000 shares of common stock for consulting services	$280,000	$280,000

Issuance of 400,000 shares of common stock in exchange for legal services	$20,000	$20,000

Issuance of 21,500,000 shares of common stock in connection with acquisition of technology license	$215,000	$215,000

The accompanying notes are an integral part of these financial statements.

GreenCell, Incorporated

(A Development Stage Company)

Notes to the Financial Statements

March 31, 2010

Note 1—Organization and nature of operations

Organization

GreenCell, Incorporated (“the Company”) was organized December 7, 2009 under the laws of the State of Florida. The Company has not commenced significant operations, and in accordance with Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 915, “Development Stage Entity,” the Company is considered a development stage company.

The Company is in the business of developing commercial and industrial applications for the SenCer, Inc. (“SenCer”) Ultra Temp Composite, including igniters, oxygen sensors, fuel cells, and brake pad products for the automotive, home appliance, heating and cooling and medical industries. SenCer is one of the founding shareholders of the Company.

As indicated above, the Company is an early development stage business, with no revenue generating operations and does not anticipate generating revenues before the first quarter of the fiscal year beginning April 1, 2011. In order to commence revenue generating operations, the Company needs to complete development of its igniter and then begin marketing and selling its future igniter product. The Company then needs to complete development of its O2 sensors, fuel cells, and brake pad future products and thereafter sell and market these products.

Accounting period

The Company has adopted a fiscal year accounting period that begins on April 1 and ends on March 31 of a given year.

Note 2—Summary of significant accounting principles

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities at the date of the financial statements, as well as their related disclosures. Such estimates and assumptions also affect the reported amounts of revenues and expenses during the reporting period. Actual results could significantly differ from those estimates.

Cash and cash equivalents

The Company considers short-term interest bearing investments with initial maturities of three months or less to be cash equivalents. Cash and cash equivalents consist of cash in banks, free credit on investment accounts and money market accounts.

GreenCell, Incorporated

(A Development Stage Company)

Notes to the Financial Statements—(Continued)

March 31, 2010

Note 2—Summary of significant accounting principles (continued)

Revenue recognition

In accordance with the FASB ASC Topic 605, “Revenue Recognition,” the Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectability is reasonably assured.

Furniture and equipment

Furniture and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Repairs and maintenance are expensed as incurred while betterments and improvements are capitalized. When items are sold or retired, the related cost and accumulated depreciation is removed from the accounts and any gain or loss is included in operations.

The Company provides for depreciation and amortization over the following estimated useful lives:

Furniture and fixtures	5-7 years
Office equipment	5-7 years
Vehicles	5 years
Machinery and equipment	5 years

Long-Lived Assets

In accordance with FASB ASC Topic 360 “Property, Plant, and Equipment,” the Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts.

Fair Value of Financial Instruments

The fair values of the Company’s assets and liabilities that qualify as financial instruments under FASB ASC Topic 825, “Financial Instruments,” approximate their carrying amounts presented in the accompanying balance sheet at March 31, 2010.

Inventories

Inventory is valued at the lower of cost or market, cost being determined by the first-in, first-out (FIFO) method. Obsolete items are carried at estimated net realizable value.

GreenCell, Incorporated

(A Development Stage Company)

Notes to the Financial Statements—(Continued)

March 31, 2010

Note 2—Summary of significant accounting principles (continued)

Loss Per Common Share

The Company complies with the accounting and disclosure requirements of FASB ASC 260, “Earnings Per Share.” Basic loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted loss per common share incorporates the dilutive effect of common stock equivalents on an average basis during the period.

Research and development

The Company accounts for research and development costs in accordance with FASB ASC subtopic 730-10, “Research and Development.” Under FASB ASC 730-10, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred, and includes payroll, employee benefits, stock based compensation, and other head-count related expenses associated with product development, material and supplies, and outside engineering and development expenses, purchase of technology, and certain expense incurred in connection with the operation of facilities that are dedicated to current and future research and development projects. The Company incurred research and development expenses of approximately of $29,000 for the period December 7, 2009 (Inception) to March 31, 2010.

Income Taxes

The Company accounts for income taxes in accordance with FASB ASC Topic 740 “Income Taxes,” which requires accounting for deferred income taxes under the asset and liability method. Deferred income tax asset and liabilities are computed for difference between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on the enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce the deferred income tax assets to the amount expected to be realized.

In accordance with GAAP, the Company is required to determine whether a tax position of the Company is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The Company files an income tax return in the U.S. federal jurisdiction, and may file income tax returns in various U.S. state and local jurisdictions. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. De-recognition of a tax benefit previously recognized could result in the Company recording a tax liability that would reduce net assets. This policy also provides guidance on thresholds, measurement, de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition that is intended to provide better financial statement comparability among different entities. It must be applied to all existing tax positions upon initial adoption and the cumulative effect, if any, is to be reported as an adjustment to stockholder’s equity as of April 1, 2010.

GreenCell, Incorporated

(A Development Stage Company)

Notes to the Financial Statements—(Continued)

March 31, 2010

Note 2—Summary of significant accounting principles (continued)

Income Taxes (continued)

Based on its analysis, the Company has determined that the adoption of this policy did not have a material impact on the Company’s financial statements upon adoption. However, management’s conclusions regarding this policy may be subject to review and adjustment at a later date based on factors including, but not limited to, on-going analyses of and changes to tax laws, regulations and interpretations thereof.

Interest and Penalty Recognition on Unrecognized Tax Benefits

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses.

Comprehensive Income

The Company complies with FASB ASC Topic 220, “Comprehensive Income,” which establishes rules for the reporting and display of comprehensive income (loss) and its components. FASB ASC Topic 220 requires the Company’ to reflect as a separate component of stockholders’ equity items of comprehensive income.

Stock-Based Compensation

The Company complies with FASB ASC Topic 718 “Compensation – Stock Compensation,” which establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. FASB ASC Topic 718 focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. FASB ASC Topic 718 requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award the requisite service period (usually the vesting period). No compensation costs are recognized for equity instruments for which employees do not render the requisite service. The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments (unless observable market prices for the same or similar instruments are available). If an equity award is modified after the grant date, incremental compensation cost will be recognized in an amount equal to the excess of the fair value of the modified award over the fair value of the original award immediately before the modification. For the period December 7, 2009 (Inception) to March 31, 2010, the Company issued 6.0 million shares of its $.01 par value common stock to consultants for consulting services, and in connection with issuance of these shares, the Company recorded additional compensation expense of $300,000 under FASB ASC 718.

GreenCell, Incorporated

(A Development Stage Company)

Notes to the Financial Statements—(Continued)

March 31, 2010

Note 2—Summary of significant accounting principles (continued)

Valuation of Investments in Securities at Fair Value—Definition and Hierarchy

FASB ASC Topic 820 “Fair Value Measurements and Disclosures” provides a framework for measuring fair value under generally accepted accounting principles in the United States and requires expanded disclosures regarding fair value measurements. ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.

In determining fair value, the Company uses various valuation approaches. In accordance with GAAP, a fair value hierarchy for inputs is used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are those that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. FASB ASC Topic 820 establishes a three-tiered fair value hierarchy that prioritizes inputs to valuation techniques used in fair value calculations, as follows:

Level 1 - Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not applied to Level 1 securities. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 - Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3 - Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The availability of valuation techniques and observable inputs can vary from security to security and is affected by a wide variety of factors including, the type of security, whether the security is new and not yet established in the marketplace, and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Those estimated values do not necessarily represent the amounts that may be ultimately realized due to the occurrence of future circumstances that cannot be reasonably determined.

GreenCell, Incorporated

(A Development Stage Company)

Notes to the Financial Statements—(Continued)

March 31, 2010

Note 2—Summary of significant accounting principles (continued)

Valuation of Investments in Securities at Fair Value—Definition and Hierarchy (continued)

Because of the inherent uncertainty of valuation, those estimated values may be materially higher or lower than the values that would have been used had a ready market for the securities existed. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for securities categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement.

Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date. The Company uses prices and inputs that are current as of the measurement date, including periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many securities. This condition could cause a security to be reclassified to a lower level within the fair value hierarchy.

Valuation Techniques

The Company values investments in securities that are freely tradable and are listed on a national securities exchange or reported on the NASDAQ national market at their last sales price as of the last business day of the year.

Government Bonds

The fair value of sovereign government bonds is generally based on quoted prices in active markets. When quoted prices are not available, fair value is determined based on a valuation model that uses inputs that include interest-rate yield curves, cross-currency-basis index spreads, and country credit spreads similar to the bond in terms of issuer, maturity and seniority.

Certificate of Deposits

The fair values of the bank certificate of deposits are based on the face value of the certificate of deposits

Recently Adopted Accounting Pronouncements

In June 2009, the FASB issued the FASB Accounting Standards Codification (the “Codification”) and a new Hierarchy of Generally Accepted Accounting Principles which establishes only two levels of GAAP: authoritative and nonauthoritative. The Codification is now the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP, except for rules and interpretive releases of the SEC, which are additional sources of authoritative GAAP for SEC registrants. All other nongrandfathered, non-SEC

GreenCell, Incorporated

(A Development Stage Company)

Notes to the Financial Statements—(Continued)

March 31, 2010

Note 2—Summary of significant accounting principles (continued)

Recently Adopted Accounting Pronouncements (continued)

accounting literature not included in the Codification will become nonauthoritative. The Codification is effective for financial statements for interim or annual reporting periods ending after September 15, 2009. The Company adopted the new guidelines and numbering system prescribed by the Codification when referring to GAAP on December 7, 2009. The application of the Codification did not have an impact on the Company’s financial statements; however, all references to authoritative accounting literature will now be references in accordance with the Codification.

On December 7, 2009, The Company adopted FASB ASC Topic 805 (ASC 805), “Business Combinations,” which generally requires an acquirer to recognize the identifiable assets acquired, liabilities assumed, contingent purchase consideration and any noncontrolling interest in the acquiree at fair value on the date of acquisition. It also requires an acquirer to recognize as expense most transaction and restructuring costs as incurred, rather than include such items in the cost of the acquired entity. For the Company, ASC 805 applies prospectively to business combinations for which the acquisition date is on or after October 1, 2009. The adoption of ASC 805 did not have a material impact on the Company’s financial statements.

On December 7, 2009, the Company adopted FASB ASC Topic 820-10 (ASC 820-10), “Fair Value Measurements and Disclosures,” for nonfinancial assets and liabilities that are not recognized or disclosed at fair value in the financial statements on a recurring basis. The adoption of ASC 820-10 did not have a material impact on the Company’s financial statements.

In August 2009, the FASB issued Accounting Standards Update 2009-05 (ASU 2009-05), “Fair Value Measurements and Disclosures (Topic 820) – Measuring Liabilities at Fair Value,” to amend FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” to provide guidance on the measurement of liabilities at fair value. The guidance provides clarification that in circumstances in which a quoted market price in an active market for an identical liability is not available, an entity is required to measure fair value using a valuation technique that uses the quoted price of an identical liability when traded as an asset or, if unavailable, quoted prices for similar liabilities or similar assets when traded as assets. If none of this information is available, an entity should use a valuation technique in accordance with existing fair valuation principles. The Company adopted the guidance effective December 7, 2009, and there was no material impact on the Company’s financial statements or related footnotes.

In May 2009, the FASB issued authoritative guidance for subsequent events, now codified as FASB ASC Topic 855, “Subsequent Events,” which establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued. The guidance sets forth the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements. The guidance also requires the disclosure of the date through which an entity has evaluated subsequent events and whether this date represents the date the financial statements were issued or were available to be issued. The Company adopted this guidance effective December 7, 2009 with no significant impact on the Company’s financial statements or related footnotes.

GreenCell, Incorporated

(A Development Stage Company)

Notes to the Financial Statements—(Continued)

March 31, 2010

Note 2—Summary of significant accounting principles (continued)

Recently Adopted Accounting Pronouncements (continued)

In April 2009, the FASB provided additional guidance for estimating fair value in accordance with FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” when the volume and level of activity for the asset or liability have significantly decreased. This additional guidance re-emphasizes that regardless of market conditions the fair value measurement is an exit price concept and clarifies and includes additional factors to consider in determining whether there has been a significant decrease in market activity for an asset or liability. This guidance also provides additional clarification on estimating fair value when the market activity for an asset or liability has declined significantly. The scope of this guidance does not include assets and liabilities measured under quoted prices in active markets. This guidance is applied prospectively to all fair value measurements where appropriate and will be effective for interim and annual periods ending after June 15, 2009. The adoption of the provisions of this guidance did not have any material impact on the Company’s financial statements.

In April 2009, FASB issued FSP FAS 107-1 and APB 28-1, now codified in FASB ASC Topic 825-10-65, “Interim Disclosures about Fair Value of Financial Instruments,” which amends U.S. GAAP to require entities to disclose the fair value of financial instruments in all interim financial statements. The additional requirements of this guidance also require disclosure of the method(s) and significant assumptions used to estimate the fair value of those financial instruments. Previously, these disclosures were required only in annual financial statements. The additional requirements of this guidance are effective for interim reporting periods ending after June 15, 2009. The adoption of the additional requirements did not have any financial impact on the Company’s financial statements.

In April, 2009, the FASB issued ASC Topic 320-10 (ASC 320-10), “Recognition and Presentation of Other-Than-Temporary Impairments,” which provides additional guidance designed to create greater clarity and consistency in accounting for and presenting impairment losses on securities. ASC Topic 320-10 provides greater clarity to investors about the credit and noncredit components of impaired debt securities that are not expected to be sold. The measure of impairment in comprehensive income remains fair value. This statement also requires more timely disclosures and an increase in disclosures regarding expected cash flows, credit losses, and an aging of securities with unrealized losses. The adoption of the additional requirements did not have any financial impact on the Company’s financial statements.

In January 2010, the FASB issued Accounting Standards Update 2010-06, “Fair Value Measurements and Disclosures (Topic 820) - Improving Disclosures about Fair Value Measurements” (ASU 2010-06), to require new disclosures related to transfers into and out of Levels 1 and 2 of the fair value hierarchy and additional disclosure requirements related to Level 3 measurements. The guidance also clarifies existing fair value measurement disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. The additional disclosure requirements are effective for the first reporting period beginning after December 15, 2009, except for the additional disclosure requirements related to Level 3 measurements, which are effective for fiscal years beginning after December 15, 2010. The adoption of the additional requirements is not expected to have any financial impact on the Company’s financial statements.

GreenCell, Incorporated

(A Development Stage Company)

Notes to the Financial Statements—(Continued)

March 31, 2010

Note 2—Summary of significant accounting principles (continued)

Recently Adopted Accounting Pronouncements (continued)

In December 2009, the FASB issued Accounting Standards Update (ASU) 2009-17, “Consolidations (FASB ASC Topic 810) - Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities,” which codifies FASB Statement No. 167, Amendments to FASB Interpretation No. 46(R). ASU 2009-17 represents a revision to former FASB Interpretation No. 46 (Revised December 2003), “Consolidation of Variable Interest Entities,” and changes how a reporting entity determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a reporting entity is required to consolidate another entity is based on, among other things, the other entity’s purpose and design and the reporting entity’s ability to direct the activities of the other entity that most significantly impact the other entity’s economic performance. ASU 2009-17 also requires a reporting entity to provide additional disclosures about its involvement with variable interest entities and any significant changes in risk exposure due to that involvement. A reporting entity will be required to disclose how its involvement with a variable interest entity affects the reporting entity’s financial statements. ASU 2009-17 is effective at the start of a reporting entity’s first fiscal year beginning after November 15, 2009, or the Company’s fiscal year beginning January 1, 2010. Early application is not permitted. We have not yet determined the impact, if any, which of the provisions of ASU 2009-15 may have on the Company’s financial statements

Concentration of Credit Risk

The Company maintains its cash and cash equivalents in bank deposit accounts, which, at times may exceed federally insured limits. The Company has not experienced any losses in such accounts. Management believes the Company is not exposed to any significant credit risk related to cash and cash equivalents.

Note 3—Going concern

The accompanying financial statements have been prepared assuming that the company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. As noted above, the company is in the development stage and, accordingly, has not yet generated any revenues from operations. Currently, the Company does not have sufficient cash to sustain itself for the next twelve months. We expect to raise additional capital through one or more of the following plans, none of which are in place at the present time: (i) a private placement of our securities; (ii) the procurement of bank lines of credit or other debt facilities; and/or (iii) the procurement of governmental grants that may be available for development of alternative energy technologies such as fuel cell technologies. In the event that this financing does not materialize, the Company may be unable to implement its current plans for expansion, pay its obligations as they become due, or continue as a going concern, any of which circumstances would have a material adverse effect on the business prospects, financial condition, and results of operations. The accompanying financial statements do not include any adjustments that might be required should the company be unable to recover the value of its assets or satisfy its liabilities.

GreenCell, Incorporated

(A Development Stage Company)

Notes to the Financial Statements—(Continued)

March 31, 2010

Note 4—Equipment

At March 31, 2010, equipment consisted of one piece of analytical equipment, valued at $25,000. The Company did not record any depreciation expense for the period December 7, 2009 (Inception) to March 31, 2010.

Note 5—Income taxes

At March 31, 2010, the Company had approximately $415,000 of net operating losses (“NOL”) carry-forwards for federal and state income purposes. These losses are available for future years and expire through 2030. Utilization of these losses may be severely or completely limited if the Company undergoes an ownership change pursuant to Internal Revenue Code Section 382.

The deferred tax asset is summarized as follows:

March 31, 2010
Deferred tax asset:
Net operating loss carryforwards	$156,000

Deferred tax asset	156,000
Less: Valuation allowance	(156,000)

Net deferred tax asset	$—

A reconciliation of income tax expense computed at the U.S. federal, state, and local statutory rates and the Company’s effective tax rate is as follows:

March 31, 2010
Statutory federal income tax expense	(34)%
State and local income tax	(4)
(net of federal benefits)
Valuation allowance	38

—%

The Company has taken a 100% valuation allowance against the deferred tax asset attributable to the NOL carryforward of $156,000 at March 31, 2010, due to the uncertainty of realizing the future tax benefits.

GreenCell, Incorporated

(A Development Stage Company)

Notes to the Financial Statements—(Continued)

March 31, 2010

Note 6—Stockholders’ Equity

In December 2009, the Company issued 21,500,000 shares of its $0.01 par value common stock at an agreed value of $.01 as founders’ shares for licensing rights and services. The shares were deemed to have been issued pursuant to an exemption provided by Section 4(2) of the Act, which exempts from registration “transactions by an issuer not involving any public offering.”

In December 2009, the Company issued 5,600,000 shares of its $.01 par value common stock at an agreed value of $.05 for consulting services. In connection with issuance of these shares, the Company recorded compensation expense in the amount of $280,000. The shares were deemed to have been issued pursuant to an exemption provided by Section 4(2) of the Act, which exempts from registration “transactions by an issuer not involving any public offering.”

In the period between December 26, 2009 and March 31, 2010, the Company issued 1,960,000 of its $0.01 par value common stock for $196,000 cash. Subsequent to March 31, 2010, the Company issued an additional 250,000 shares of its $0.01 par value common stock for $25,000 cash. The shares were deemed to have been issued pursuant to an exemption provided by Section 4(2) of the Act, which exempts from registration “transactions by an issuer not involving any public offering.”

On March 31, 2010, the Company issued 400,000 shares of its $.01 par value common stock for legal services. In connection with the issuance of these shares, the Company recorded compensation expense in the amount of $20,000; this amount is included in professional fees on the statement of operations. The shares were deemed to have been issued pursuant to an exemption provided by Section 4(2) of the Act, which exempts from registration “transactions by an issuer not involving any public offering.”

Note 7—Warrants and options

There are no warrants or options outstanding to acquire any additional shares of common stock.

Note 7—Related Party

On May 4, 2010, the Company entered into a one year Lease Agreement (“Agreement”), expiring April 30, 2011, for 9,900 square feet of production space and 4,100 square feet of office space to be shared with SenCer, Inc, a founding shareholder of the Company. The research and development activities of the Company are conducted at these facilities. The Agreement provides for a monthly rental payment of $4,450, plus a monthly utility allowance of $450. Under terms of an earlier lease arrangement, which was replaced with the current Agreement, rental expense for the period December 7, 2009 (inception) to March 31, 2010 totaled $14,850.

On December 8, 2009, the Company entered into a twelve month operating lease for temporary office space with Byrd and Company, LLC, which is controlled by James Byrd, our shareholder and consultant. The lease originally provided for a monthly payment of $2,500 plus sales tax, but was later canceled and replaced with a one-time payment of $10,000 for initial services provided in connection with coordinating initial audit and filings with the Commission, use of Byrd and Company, LLC’s office located in Orlando, Florida through April 2010, and initial use of Mr. Byrd’s administrative staff during the first 120 days of our operations. Mr. Byrd made the office space available to us free of charge for May 2010, at which time we changed our offices to SenCer’s offices in New York.

GreenCell, Incorporated

(A Development Stage Company)

Notes to the Financial Statements—(Continued)

March 31, 2010

Note 8—Commitments

On January 1, 2010, the Company entered into a twenty-four (24) month Executive Agreement (the “Agreement”) with its Chief Executive Officer (“CEO”) Dan Vallado. The Agreement provides that the CEO will be paid $2,500 per month, plus applicable bonus to be awarded by the board of directors (“Board”) from time to time based on performance, which may be paid in stock or cash at the discretion of the Board. The Company may terminate the Agreement for (a) cause, including material breaches of the Agreement that are not cured within five (5) days, a criminal conviction punishable by imprisonment of more than one year involving a crime that includes gross dishonesty or bad morals, engaging in conduct that is detrimental to the Company’s reputation, character or standing or that of the shareholders, or filing by an arbitration panel that the employee breached the non-compete or non-disclosure agreement with the Company, and (b) without cause by a majority vote of the Board.

On January 1, 2010, the Company entered into a twenty-four (24) month Executive Agreement (the “Agreement”) with its Chief Technology Officer (“CTO”) David Burt. The Agreement provides that the CTE will be paid $5,000 per month, plus performance bonus to be awarded by the board of directors (“Board”). The Company may terminate the Agreement for (a) cause, including material breaches of the Agreement that are not cured within five (5) days, a criminal conviction punishable by imprisonment of more than one year involving a crime that includes gross dishonesty or bad morals, engaging in conduct that is detrimental to the Company’s reputation, character or standing or that of the shareholders, or filing by an arbitration panel that the employee breached the non-compete or non-disclosure agreement with the Company, and (b) without cause by a majority vote of the Board. The Agreement provides that the employee my terminate his employment for a variety of good reasons: (a) change of duties and responsibilities, (b) reduction in salary, (c) relocation of corporate offices from Central Florida, (c) refusal to permit the CTO to engage in activities not directly related to the Company’s business, which the employee is permitted to do prior to the Agreement, (d) the Company fails to provide indemnification provided for in the by-laws, (f) the Company fails to obtain the assumption agreement from any successor giving rise to a change of control, or (g) there is any other material breach of this Agreement.

On December 14, 2009, the Company entered into a twelve (12) month agreement (“Agreement”) with Emerging Markets Consulting, LLC, a Florida limited liability company, controlled by James S. Painter. The Agreement provides that Emerging Markets Consulting, LLC will provide the Company with various advertising and marketing services in exchange for 2,800,000 shares of the Company’s $.01 par value common stock, which shares were vested and earned upon the execution of the Agreement. The Company has indemnified Emerging Markets Consulting, LLC and its officers in the Agreement against liabilities arising as a result of the relationship between the Company and Emerging Markets Consulting, LLC.

GreenCell, Incorporated

(A Development Stage Company)

Notes to the Financial Statements—(Continued)

March 31, 2010

Note 8—Commitments (continued)

On February 1, 2010, the Company entered into a twelve (12) month agreement (“Agreement”) with Byrd & Company, LLC, a Florida limited liability company, owned and controlled by James Byrd, Jr. The Agreement provides that Byrd & Company, LLC will provide the Company business consulting services, including to consult and advise about (a) corporate structure and strategic advice in connection with going public, (b) engaging appropriate SEC counsel, auditors, transfer agents and other professionals for the purpose of going public as a registered fully reporting public company in exchange for 2,800,000 restricted shares of the Company’s $.01 par value common stock, which shares were vested and earned upon the execution of the Agreement.

PROSPECTUS

GREENCELL, INC.(Outside Back Cover Page of Prospectus)

Dated July     , 2010

Selling shareholders are offering up to 3,955,000 shares of common stock. The selling shareholders will offer their shares at $0.25 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Our common stock is not now listed on any national securities exchange, the NASDAQ stock market or the OTC Bulletin Board.

Dealer Prospectus Delivery Obligation

Until month/day/year (90 days from the date of this Prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers’ obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II-INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Pursuant to Section 607.0850 of the Florida Revised Statutes, we have the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Registrant, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Our Bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Florida law.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by our Corporation in connection with the issuance and distribution of the securities being offered by this Prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

ITEM	AMOUNT
SEC Registration Fee	$50
Legal Fees and Expenses	$30,000
Accounting Fees and Expenses*	$5,500
Miscellaneous*	0
Total*	$35,566
* Estimated Figure
$71,126

RECENT SALES OF UNREGISTERED SECURITIES

On April 12, 2010, we sold 250,000 shares of our common stock to Fred R. Shademan at ten cents ($0.10) per share for a total investment of $25,000.

On March 31, 2010, we sold 5,000 shares of our common stock to Paula Bausman at ten cents ($0.10) per share for a total investment of $500.

On March 31, 2010, we sold 5,000 shares of our common stock to Neil J. Gethin at ten cents ($0.10) per share for a total investment of $500.

On March 30, 2010, we sold 10,000 shares of our common stock to Timothy T. Alford at ten cents ($0.10) per share for a total investment of $1,000.

On March 30, 2010, we sold 5,000 shares of our common stock to Shawn Powell Joseph at ten cents ($0.10) per share for a total investment of $500.

On March 29, 2010, we sold 100,000 shares of our common stock to Bryan Andrews at ten cents ($0.10) per share for a total investment of $10,000.

On March 29, 2010, we sold 5,000 shares of our common stock to Rita Bamberg at ten cents ($0.10) per share for a total investment of $500.

On March 29, 2010, we sold 5,000 shares of our common stock to Donald J. Becker at ten cents ($0.10) per share for a total investment of $500.

On March 26, 2010, we sold 50,000 shares of our common stock to Tom O. and Kathleen L. Hansen at ten cents ($0.10) per share for a total investment of $5,000.

On March 26, 2010, we sold 5,000 shares of our common stock to Julie Morris at ten cents ($0.10) per share for a total investment of $500.

On March 26, 2010, we sold 5,000 shares of our common stock to Scott Morris at ten cents ($0.10) per share for a total investment of $500.

On March 26, 2010, we sold 5,000 shares of our common stock to Michael L. and Laura L. Treml at ten cents ($0.10) per share for a total investment of $500.

On March 25, 2010, we sold 50,000 shares of our common stock to Lugion Associates, Ltd. at ten cents ($0.10) per share for a total investment of $5,000.

On March 19, 2010, we sold 20,000 shares of our common stock to Mark E. Argenti at ten cents ($0.10) per share for a total investment of $2,000.

On March 19, 2010, we sold 50,000 shares of our common stock to Robert J. Richmeier, Jr. at ten cents ($0.10) per share for a total investment of $5,000.

On March 19, 2010, we sold 100,000 shares of our common stock to Edward Leasure at ten cents ($0.10) per share for a total investment of $10,000.

On March 17, 2010, we sold 5,000 shares of our common stock to Kevin Stagl at ten cents ($0.10) per share for a total investment of $500.

On March 12, 2010, we sold 100,000 shares of our common stock to Tucker H. Byrd at ten cents ($0.10) per share for a total investment of $10,000.

On March 11, 2010, we sold 100,000 shares of our common stock to James R. Heistand at ten cents ($0.10) per share for a total investment of $10,000.

On March 8, 2010, we sold 10,000 shares of our common stock to Timothy V. Piekos at ten cents ($0.10) per share for a total investment of $1,000.

On March 1, 2010, we sold 75,000 shares of our common stock to John Schoene at ten cents ($0.10) per share for a total investment of $7,500.

On February 22, 2010, we sold 20,000 shares of our common stock to Jason M. Dennis and Jaclyn E. Dennis at ten cents ($0.10) per share for a total investment of $2,000.

On February 19, 2010, we sold 100,000 shares of our common stock to Joseph V. Uricchio, Jr. and Pauli S. Uricchio at ten cents ($0.10) per share for a total investment of $10,000.

On February 17, 2010, we sold 100,000 shares of our common stock to James S. Painter, Jr. at ten cents ($0.10) per share for a total investment of $10,000.

On March 22, 2010, we sold 100,000 shares of our common stock to James S. Painter Jr. at ten cents ($0.10) per share for an additional investment of $10,000.

On February 22, 2010, we sold 190,000 shares of our common stock to James Byrd, Jr. SEP-IRA at ten cents ($0.10) per share for a total investment of $19,000.

On February 15, 2010, we sold 50,000 shares of our common stock to Debra K. Irwin at ten cents ($0.10) per share for a total investment of $5,000.

On February 11, 2010, we sold 15,000 shares of our common stock to Frank Bruno at ten cents ($0.10) per share for a total investment of $1,500.

On February 10, 2010, we sold 190,000 shares of our common stock to Ryan Painter at ten cents ($0.10) per share for a total investment of $19,000.

On February 5, 2010, we sold 30,000 shares of our common stock to William Regan at ten cents ($0.10) per share for a total investment of $3,000.

On February 1, 2010, we sold 50,000 shares of our common stock to James S. Byrd, Sr. at ten cents ($0.10) per share for a total investment of $5,000.

On February 1, 2010, we issued 2,800,000 shares of our common stock to Byrd & Company, LLC in exchange for business consulting services to be rendered by Byrd & Company, LLC. Thereafter, Byrd & Company, LLC transferred 200,000 shares of those 2,800,000 shares to John Schoene for legal services rendered to Byrd & Company, LLC. John Schoene is a selling shareholder, but not with respect to the 200,000 shares transferred by Byrd & Company, LLC to him.

On February 1, 2010, we sold 200,000 shares of our common stock to The Douglas James Nagel Revocable Trust at ten cents ($0.10) per share for a total investment of $20,000.

On February 1, 2010, we sold 100,000 shares of our common stock to Linda B. Portmann at ten cents ($0.10) per share for a total investment of $10,000.

On February 22, 2010, we sold 50,000 shares of our common stock to Linda B. Portmann at ten cents ($0.10) per share for a total investment of $5,000.

On January 31, 2010, we sold 50,000 shares of our common stock to Patricia L. Byrd at ten cents ($0.10) per share for a total investment of $5,000.

On December 26, 2009, we sold 5,000 shares of our common stock to Margo K. Painter at ten cents ($0.10) per share for a total investment of $500.

On December 14, 2009, we issued 2,800,000 shares of our common stock to Emerging Markets Consulting, LLC in exchange for consulting services to be rendered to us. Thereafter, of those 2,800,000 shares, Emerging Markets Consulting, LLC gifted 25,000 shares to Richard Branham and 75,000 shares to Margo K. Painter, James Painter Jr.’s wife. Richard Branham is not a selling shareholder; Margo Painter is a selling shareholder, but not with respect to the 75,000 shares that Emerging Markets Consulting, LLC gifted to her.

On December 8, 2009, we issued 400,000 shares of our common stock to the Law Office of Frederick M. Lehrer, P A in exchange for legal services.

On December 8, 2009, we issued 10,750,000 shares of our common stock to our co-founder, General Automotive Company, in accordance with the terms of the Joint Venture Agreement between SenCer and General Automotive.

On December 8, 2009, we issued 10,750,000 shares of our common stock to our co-founder, SenCer in accordance with the terms of the Joint Venture Agreement between SenCer, Inc. and General Automotive.

We relied upon Sections 4(2) and 4(6) of the Securities Act of 1933 and Rule 506 of Regulation D thereunder, as amended (“the Act”) in connection with the above issuances of the securities, which we believed were available because:

•	We are not and were not a blank check company at the time of the offer or sale;

•	The investors had business experience and were accredited investors as defined by Rule 501 of Regulation D of the Act;

•	All offers and sales of the investment were made privately and no party engaged in any general solicitation or advertising of the proposed investment;

•	Each investor had a preexisting social, personal or business relationship with us and members of our management;

•	The investors were provided with all information sufficient to allow them to make an informed investment decision;

•	The investors had the opportunity to inspect our books and records and to verify statements made to induce them to invest;

•	The securities representing the investment are to be issued with a restrictive legend indicating the securities represented by the certificate have not been registered; and

•	No party received any transaction-based compensation such as commissions in regard to locating any investor for the venture.

EXHIBITS

Exhibit Number	Description

3.1	Articles of Incorporation of GreenCell, Incorporated; Amended Articles of Incorporation *

3.2	Bylaws of GreenCell, Incorporated *

3.3	Amended Bylaws of GreenCell, Incorporated

3.4	Amended Articles of Incorporation of GreenCell; Amended Articles of Incorporation

5.1	Legal Opinion of the Law Office of Frederick M. Lehrer, P A

10.1	Form of Subscription Agreement *

10.2	Joint Venture Agreement between General Automotive Company and SenCer, Inc. *

10.3	Technology License Agreement between GreenCell, Incorporated and SenCer, Inc. *

10.4	Consulting Agreement between GreenCell, Incorporated and Emerging Markets Consulting, LLC *

10.5	Consulting Agreement between GreenCell, Incorporated and Byrd & Company, LLC *

10.6	Employment Agreement between GreenCell, Incorporated and Dan Valladao *

10.7	Employment Agreement between GreenCell, Incorporated and David Burt *

10.8	Lease Agreement *

10.9	Amended Technology License Agreement

10.10	Amended Joint Venture Agreement

23.1	Consent of Patrick Rodgers, CPA, PA

23.2	Consent of the Law Office of Frederick M. Lehrer, P A (included in Exhibit 5.1) *

*	Previously Filed

All other Exhibits called for by Rule 601 of Regulation S-1 or SK are not applicable to this filing.

(1) Information pertaining to our common stock is contained in our Articles of Incorporation and Bylaws.

UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any Preliminary Prospectus or Prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing Prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing Prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

5.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: Each Prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or Prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or Prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Orlando, Florida on July 21, 2010.

GreenCell, Inc.

Name	Date	Signature
By: Dan Valladao, Chairman of the Board, Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer	July 21, 2010	/s/ Dan Valladao

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

SIGNATURE	NAME	TITLE	DATE

/s/ Dan Valladao	Dan Valladao	Director, Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer	July 21, 2010

/s/ David Burt	David Burt	Chief Technology Officer/Director	July 21, 2010

/s/ Samuel Reeder	Samuel Reeder	Director	July 21, 2010